UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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MACQUARIE INFRASTRUCTURE COMPANY TRUST
(Name of Registrant as Specified in its Charter)

MACQUARIE INFRASTRUCTURE COMPANY LLC
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Macquarie Infrastructure Company Trust
Macquarie Infrastructure Company LLC

April 20, 2007

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on Thursday, May 24, 2007 at 11:00 a.m., at the Hilton New York, 1335 Avenue of the Americas, New York, New York, 10019.

We enclose our proxy statement, a proxy card and our annual report. The proxy statement contains important information about the Annual Meeting, the proposals we will consider and how you can vote your shares.

Your vote is very important to us. We encourage you to promptly complete, sign, date and return the enclosed proxy card, which contains instructions on how you would like your shares to be voted. Please submit your proxy regardless of whether you will attend the Annual Meeting. This will help us ensure that your vote is represented at the Annual Meeting. Signing this proxy will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote is counted if, for any reason, you are unable to attend.

On behalf of the board of directors and the management of Macquarie Infrastructure Company, I extend our appreciation for your investment in Macquarie Infrastructure Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

John Roberts
Chairman of the Board of Directors

Macquarie Infrastructure Company Trust
Macquarie Infrastructure Company LLC

April 20, 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Thursday, May 24, 2007

Macquarie Infrastructure Company’s 2007 Annual Meeting of Shareholders will be held on Thursday, May 24, 2007, at 11:00 a.m., at the Hilton New York, 1335 Avenue of the Americas, New York, New York, 10019. At the Annual Meeting, we will discuss, and you will vote on, the following proposals:

•	the election of three directors to our board of directors to serve for a one-year term; and

•	the ratification of the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2007.

These matters are more fully described in the enclosed proxy statement. The board of directors recommends that you vote FOR the election of directors and the ratification of the independent auditor.

Shareholders of record at the close of business on April 11, 2007 will be entitled to notice of, and to vote at, the Annual Meeting and at any subsequent adjournments or postponements. The share register will not be closed between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting is available for inspection at our principal executive offices at 125 West 55th Street, New York, New York 10019.

To be sure that your shares are properly represented at the meeting, whether or not you attend, please promptly complete, sign, date and return the enclosed proxy card in the accompanying pre-addressed envelope. We must receive your proxy no later than 5:00 p.m. (EDT), on May 23, 2007.

You will be required to bring certain documents with you to be admitted to the Annual Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual Meeting to ensure that you comply with these requirements.

By order of the board of directors.

Sincerely,

Heidi Mortensen
General Counsel and Secretary

Investments in Macquarie Infrastructure Company Trust are not deposits with or other liabilities of Macquarie Bank Limited, or of any Macquarie Group company, and are subject to investment risk, including possible delays in repayment and loss of income and principal invested. Neither Macquarie Bank Limited nor any other member company of the Macquarie Group guarantees the performance of Macquarie Infrastructure Company Trust or the repayment of capital by Macquarie Infrastructure Company Trust.

Macquarie Infrastructure Company Trust, a Delaware statutory trust which we refer to as the trust, owns its businesses and investments through Macquarie Infrastructure Company LLC, a Delaware limited liability company which we refer to as the company. Except where the context indicates otherwise, “Macquarie Infrastructure Company,” “we,” “us,” and “our” refer to the company. References to “shareholders” refer to shareholders of Macquarie Infrastructure Company Trust.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Bank Limited and its worldwide subsidiaries and affiliates, including our Manager, Macquarie Infrastructure Management (USA) Inc.

i

MACQUARIE INFRASTRUCTURE COMPANY TRUST
MACQUARIE INFRASTRUCTURE COMPANY LLC
125 West 55th Street
New York, New York 10019

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Macquarie Infrastructure Company LLC, a Delaware limited liability company, for the Annual Meeting of Shareholders of Macquarie Infrastructure Company Trust to be held on May 24, 2007 at 11:00 a.m., at the Hilton New York, 1335 Avenue of the Americas, New York, New York, 10019, and for any adjournments or postponements of the 2007 Annual Meeting of Shareholders. The notice of annual meeting, proxy statement and proxy are first being mailed or given to shareholders on or about April 24, 2007.

PURPOSE OF MEETING

As described in more detail in this proxy statement, shareholders will vote on the following proposals at the Annual Meeting:

•	the election of three directors to our board of directors to serve for a one-year term; and

•	the ratification of the selection of KPMG LLP as independent auditor for the fiscal year ending December 31, 2007.

ATTENDING AND VOTING AT THE ANNUAL MEETING

The Bank of New York has been selected as our inspector of election. As part of its responsibilities, The Bank of New York is required to independently verify that you are a shareholder of Macquarie Infrastructure Company Trust eligible to attend the Annual Meeting, and to determine whether you may vote in person at the Annual Meeting. Therefore, it is very important that you follow the instructions below to gain entry to the Annual Meeting.

Check-in Procedure for Attending the Annual Meeting

Shareholders of Record.  If you are a shareholder of record (those shareholders whose names are listed in the share register of the trust), or will represent a shareholder of record, you should go to the “Shareholders of Record” check-in area at the Annual Meeting. The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a shareholder of record or you represent a shareholder of record.

•	Individuals. If you are a shareholder of record holding shares in your own name, you must bring to the Annual Meeting a form of government-issued identification (e.g., a driver’s license or passport). Trustees who are individuals and named as shareholders of record are in this category.

•	Individuals Representing a Shareholder of Record. If you attend on behalf of a shareholder of record, whether such shareholder is an individual, corporation, trust or partnership:

•	you must bring to the Annual Meeting a form of government-issued identification (e.g., a driver’s license or passport); AND

•	either:

•	you must bring to the Annual Meeting a letter from that shareholder of record authorizing you to attend the Annual Meeting on their behalf; OR

•	we must have received by 5:00 p.m. (EDT) on May 23, 2007 a duly executed proxy card from the shareholder of record appointing you as proxy.

Beneficial Owners.  If your shares are held by a bank or broker (often referred to as “holding in street name”), you should go to the “Beneficial Owners” check-in area at the Annual Meeting. Because you hold in street name, your name does not appear on the share register of the trust. The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a beneficial owner or you represent a beneficial owner.

•	Individuals. If you are a beneficial owner, you must bring to the Annual Meeting:

•	a form of government-issued identification (e.g., a driver’s license or passport); AND

•	either:

•	a legal proxy that you have obtained from your bank or broker; OR

•	your most recent brokerage account statement or a recent letter from your bank or broker showing that you own shares of Macquarie Infrastructure Company Trust.

•	Individuals Representing a Beneficial Owner. If you attend on behalf of a beneficial owner, you must bring to the Annual Meeting:

•	a letter from the beneficial owner authorizing you to represent its shares at the Annual Meeting; AND

•	the identification and documentation specified above for individual beneficial owners.

Voting in Person at the Annual Meeting

Shareholders of Record.  Shareholders of record may vote their shares in person at the Annual Meeting by ballot. Each proposal has a separate ballot. You must properly complete, sign, date and return the ballots to the inspector of election at the Annual Meeting to vote in person. To receive ballots, you must bring with you the documents described below.

•	Individuals. You will receive ballots at the check-in table when you present your identification. If you have already returned your proxy card to us and do not want to change your votes, you do not need to complete the ballots. If you do complete and return the ballots to us, your proxy card will be automatically revoked.

•	Individuals Voting on Behalf of Another Individual. If you will vote on behalf of another individual who is a shareholder of record, we must have received by 5:00 p.m. (EDT) on May 23, 2007 a duly executed proxy card from such individual shareholder of record appointing you as his or her proxy. If we have received the proxy card, you will receive ballots at the check-in table when you present your identification.

•	Individuals Voting on Behalf of a Legal Entity. If you represent a shareholder of record that is a legal entity, you may vote that legal entity’s shares if it authorizes you to do so. The documents you must provide to receive the ballots depend on whether you are representing a corporation, trust, partnership or other legal entity.

•	If you represent a corporation, you must:

•	bring to the Annual Meeting a letter or other document from the corporation, on the corporation’s letterhead and signed by an officer of the corporation, that authorizes you to vote its shares on its behalf; OR

•	we must have received by 5:00 p.m. (EDT) on May 23, 2007 a duly executed proxy card from the corporation appointing you as its proxy.

•	If you represent a trust, partnership or other legal entity, we must have received by 5:00 p.m. (EDT) on May 23, 2007 a duly executed proxy card from the legal entity appointing you as its proxy. A letter or other document will not be sufficient for you to vote on behalf of a trust, partnership or other legal entity.

Beneficial Owners.  If you hold your shares in street name, these proxy materials are being forwarded to you by your bank, broker or their appointed agent. Because your name does not appear on the share register of the trust, you will not be able to vote in person at the Annual Meeting unless you request a legal proxy from your bank or broker and bring it with you to the Annual Meeting.

•	Individuals. As an individual, the legal proxy will have your name on it. You must present the legal proxy at check-in to the inspector of election at the Annual Meeting to receive your ballots.

•	Individuals Voting on Behalf of a Beneficial Owner. Because the legal proxy will not have your name on it, to receive your ballots you must:

•	present the legal proxy at check-in to the inspector of election at the Annual Meeting; AND

•	bring to the Annual Meeting a letter from the person or entity named on the legal proxy that authorizes you to vote its shares at the Annual Meeting.

APPOINTMENT OF PROXY

General

Shareholders of Record.  We encourage you to appoint a proxy to vote on your behalf by promptly submitting the enclosed proxy card, which is solicited by our board and which, when properly completed, signed, dated and returned to us, will ensure that your shares are voted as you direct. We strongly encourage you to return your completed proxy to us regardless of whether you will attend the Annual Meeting to ensure that your vote is represented at the Annual Meeting.

PLEASE RETURN YOUR PROXY CARD TO US IN THE ACCOMPANYING ENVELOPE NO LATER THAN 5:00 P.M. (EDT) ON MAY 23, 2007. IF WE DO NOT RECEIVE YOUR PROXY CARD BY THAT TIME, YOUR PROXY WILL NOT BE VALID. IN THIS CASE, UNLESS YOU ATTEND THE ANNUAL MEETING, YOUR VOTE WILL NOT BE REPRESENTED.

The persons named in the proxy card have been designated as proxies by our board. The designated proxies are officers of the company. They will vote as directed by the completed proxy card.

Shareholders of record may appoint another person to attend the Annual Meeting and vote on their behalf by crossing out the board-designated proxies, inserting such other person’s name on the proxy card and returning the duly executed proxy card to us. When the person you appoint as proxy arrives at the Annual Meeting, the inspector of election will verify such person’s authorization to vote on your behalf by reference to your proxy card. If you would like to appoint another person as proxy, you must do so by using the proxy card, as described above.

If you wish to change your vote, you may do so by revoking your proxy before the Annual Meeting. Please see “Revocation of Proxy” below for more information.

Beneficial Owners.  If you hold your shares in street name, these proxy materials are being forwarded to you by your bank, broker or their appointed agent. You should also have received a voter instruction card instead of a proxy card. Your bank or broker will vote your shares as you instruct on the voter instruction card. We strongly encourage you to promptly complete and return your voter instruction card to your bank or broker in accordance with their instructions so that your shares are voted. As described above, you may also request a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Voting by the Designated Proxies

The persons who are the designated proxies will vote as you direct in your proxy card or voter instruction card. Please note that proxy cards returned without voting directions, and without specifying a proxy to attend the Annual Meeting and vote on your behalf, will be voted by the proxies designated by our board in accordance with the recommendations of our board. Our board recommends:

•	a vote FOR each of the three nominees for director to serve for a one-year term (Proposal 1); and

•	a vote FOR the ratification of the selection of KPMG LLP as the trust and the company’s independent auditor for the fiscal year ending December 31, 2007 (Proposal 2).

If any other matter properly comes before the Annual Meeting, your proxies will vote on that matter in their discretion.

Revocation of Proxy

You may revoke or change your proxy before the Annual Meeting by:

•	sending us a written notice of revocation prior to the Annual Meeting;

•	attending the Annual Meeting and voting in person; OR

•	ensuring that we receive from you, prior to 5:00 p.m. (EDT) on May 23, 2007, a new proxy card with a later date.

Any written notice of revocation must be sent to the attention of Heidi Mortensen, General Counsel and Secretary, Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019 or by facsimile to (212) 231-1828.

APPROVAL OF PROPOSALS AND SOLICITATION

Each shareholder who owned shares of trust stock on April 11, 2007, the record date for the determination of shareholders entitled to vote at the Annual Meeting, is entitled to one vote for each share of trust stock. On April 11, 2007, we had 37,562,165 shares of trust stock issued and outstanding that were held by approximately 41,000 beneficial holders.

Quorum

Under the second amended and restated trust agreement of the trust, which we refer to as the trust agreement, the shareholders present in person or by proxy holding a majority of the outstanding shares of trust stock entitled to vote shall constitute a quorum at a meeting of shareholders of Macquarie Infrastructure Company Trust. Holders of shares of trust stock are the only shareholders entitled to vote at the Annual Meeting. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. Shares of trust stock that are represented by broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner. Both proposals described in this proxy are discretionary items.

If the persons present or represented by proxies at the Annual Meeting do not constitute a majority of the holders of outstanding trust stock entitled to vote as of the record date, we will postpone the Annual Meeting to a later date.

Approval of Proposals

For the election of directors (Proposal 1), the affirmative vote of at least a plurality of the votes cast on such proposal is required. For the ratification of the independent auditor (Proposal 2), the affirmative vote of at least a majority of the votes cast on such proposal is required. An abstention will not be counted as a vote cast. Any other proposal that properly comes before the Annual Meeting must be approved by the affirmative vote of at least a majority of the votes cast. A broker non-vote would also not be counted as a vote cast.

Proposals 1 and 2 are both “discretionary” items. NYSE member brokers that do not receive instructions from beneficial owners may vote your shares in their discretion. We currently do not have any proposals that are “non-discretionary” items. In the case of non-discretionary items, member brokers may not vote on the proposal without specific voting instructions from beneficial owners, resulting in a broker non-vote.

Under the terms of the second amended and restated operating agreement of Macquarie Infrastructure Company LLC, which we refer to as the LLC agreement, and the trust agreement, with respect to those matters subject to vote by the members of the company, the company will act at the direction of the trust. The trust agreement requires Macquarie Infrastructure Company Trust to vote 100% of the limited liability interests of the company, or the LLC interests, of which it is the sole holder, in the same proportion as the vote of holders of the trust stock. In this way the voting rights of members of the company will effectively be exercised by the shareholders of the trust by proxy. The LLC agreement provides that the members are entitled, at the annual meeting of members of the company, to vote for the election of all of the directors other than the director, and alternate therefor, appointed by our Manager. The trust will vote its LLC interests as directed at the company’s annual members’ meeting promptly following the tabulation of votes cast at this Annual Meeting.

All votes will be tabulated by The Bank of New York, the proxy tabulator and inspector of election appointed for the Annual Meeting. The Bank of New York will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and the proxy card. We have retained D.F. King & Co., Inc. to distribute copies of these proxy materials to banks, brokers, fiduciaries and custodians, or their agents, holding shares in their names on behalf of beneficial owners so that they may forward these proxy materials to our beneficial owners.

We may supplement the original solicitation of proxies by mail with solicitation by telephone, telegram and other means by directors, officers and/or employees of our Manager or of other members of the Macquarie Group. We will not pay any additional compensation to these individuals for any such services.

PROPOSAL 1:

ELECTION OF DIRECTORS

Board Composition and Independence

Our board of directors, which we sometimes refer to as our board, consists of four directors, three of which are elected by shareholders of the trust. The remaining director and our chairman, who is currently John Roberts, is appointed by our Manager under the terms of our management services agreement. Shemara Wikramanayake was appointed as an alternate chairman by our Manager under the terms of the management services agreement. The three directors elected by shareholders are elected for a one-year term. Norman Brown, George Carmany and William Webb were previously elected as directors by our shareholders at our 2006 Annual Meeting. Their terms expire at this Annual Meeting. The board is composed of a majority of independent directors. In accordance with the listing standards of the New York Stock Exchange (NYSE), to be considered independent, the board must affirmatively determine that a director has no material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company and that the director meets other NYSE independence standards. The board specifically considered that one or more of the independent directors may from time to time use the services of our airport parking business at rates generally available to the public. In addition, Mr. Webb maintains a private banking relationship with Macquarie Bank Limited, or MBL, the ultimate parent company of our Manager, in an amount that is immaterial to MBL. The board has determined that these relationships are immaterial to a determination of director independence. As a result, the board has determined that each director other than Mr. Roberts, and Ms. Wikramanayake as Mr. Roberts’ alternate, is independent under the NYSE standards.

Election of Directors

Directors will be elected at this Annual Meeting and will serve a term that expires at our 2008 Annual Meeting. Each of Messrs. Brown, Carmany and Webb has been nominated for re-election.

The following paragraphs set forth information about the business experience and education of our directors and our alternate chairman. The three nominees for election at the Annual Meeting are listed first.

Norman H. Brown, Jr. has served as a director of the company since December 2004. He currently serves as a Member and Senior Managing Director of Brock Capital Group LLC, which provides investment banking services for early stage and middle market companies, a position he has held since December 2003. Mr. Brown’s previous experience comprises over 30 years of experience in the investment banking business. During 2002 and 2003,

Mr. Brown attended to private investments. From December 2000 to December 2001, he was Managing Director and Senior Advisor for Credit Suisse First Boston in the Global Industrial & Services Group with new business development responsibility for Latin America. During Mr. Brown’s 15 years at Donaldson, Lufkin & Jenrette Securities Corporation, from June 1985 to December 2000, he was a member of the Mergers & Acquisitions Group, established and headed the Restructuring Group, and headed the Global Metals & Mining Group. Mr. Brown is currently an independent director for W.P. Stewart & Co. Growth Fund, Inc. and chairman of its audit committee.

George W. Carmany, III has served as a director of the company since December 2004. Since 1995 he has served as President of G.W. Carmany and Co., Inc., which advises developing companies in the life sciences and financial services industries. Mr. Carmany is a Director of SunLife Financial, Inc., Vice Chairman of Computerized Medical Systems and Senior Advisor to EnGeneIC Pty Ltd. From 1999 to 2001 he served as Chairman and Chief Executive of Helicon Therapeutics and continued to serve as Chairman of Helicon Therapeutics through August 2005. From 1996 to 1997, he also served as Chairman of the New England Medical Center Hospitals. Mr. Carmany’s previous experience includes over 20 years at the American Express Company, where he held senior positions in its international banking, corporate, and asset management divisions, and 9 years at Bankers Trust Company.

William H. Webb has served as a director of the company since December 2004. He has served as a member of the board of directors of Pernod Ricard S.A. since May 2003. Mr. Webb’s previous experience includes over 35 years in managing businesses of the Philip Morris group (now Altria Group, Inc.) around the world. Mr. Webb was Chief Operating Officer for Philip Morris Companies Inc. in New York between May 1997 and August 2002. He also served as Vice Chairman of the board of directors of Philip Morris from August 2001 to August 2002. Mr. Webb has been a consultant to the Altria Group since his retirement from Philip Morris in August 2002.

John Roberts has been a director of the company since April 2004 and the chairman of the board of directors since December 2004. Mr. Roberts joined the Macquarie Group in Sydney in 1991 from a banking background in New Zealand that included financial markets trading, corporate lending and structured finance. In 2003, Mr. Roberts became the Global Head of Macquarie Group’s Investment Banking Funds division and in March 2005 became Joint Head of Macquarie Group’s Corporate Finance Division. From 1999 to 2003, Mr. Roberts was based in the Macquarie Group’s London office and (from 2001) became responsible for Macquarie’s Investment Banking Group’s European offices as well as Head of Macquarie Bank Limited’s London office. Mr. Roberts is currently a director, alternate director or on the investment committee of the following Macquarie Group managed vehicles: Macquarie Infrastructure Group; Macquarie Airports; Macquarie Communications Infrastructure Group; Macquarie Specialised Asset Management; Diversified Utilities and Energy Trust; Macquarie Media Group; Macquarie Infrastructure Company; Macquarie Essential Assets Partnership; Macquarie European Infrastructure Fund I and II; Macquarie Capital Alliance Group; Macquarie International Infrastructure Fund Limited; Macquarie Korean Infrastructure Fund; Macquarie Korean Opportunities Fund; and Macquarie Infrastructure Partners.

Shemara Wikramanayake has served as alternate chairman since December 2004. Ms. Wikramanayake joined the Macquarie Group in 1987. She has been an Executive Director of the Macquarie Group since 1997. She currently heads its IB Funds division in North America, a position she has held since October 2004. Previously, Ms. Wikramanayake was employed as head of the Prudential Oversight team in the Investment Banking Group, a position she held since 2001. Prior to 2001, Ms. Wikramanayake spent 14 years in Macquarie Bank Limited’s Corporate Advisory team, where she advised on a range of transactions including mergers and acquisitions, restructurings, valuations and public sector advice and privatizations, established and headed Macquarie Bank Limited’s Corporate Advisory office in New Zealand and helped develop Corporate Advisory operations in Asia based in Hong Kong and Malaysia. Ms. Wikramanayake is also currently a director of the Macquarie Power & Infrastructure Income Fund and serves in a similar capacity for two of the Macquarie Group’s North American unlisted managed vehicles.

Recommendation of the Board

Our board recommends that you vote FOR the election of each of Messrs. Brown, Carmany and Webb to our board as directors for a term ending at our 2008 Annual Meeting. An affirmative vote of at least a plurality of the votes cast on Proposal 1 is required for these elections.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

General

Our board has recommended and asks that you ratify the selection of KPMG LLP as independent auditor for the company and the trust for the fiscal year ending December 31, 2007. You would be so acting based on the recommendation of our audit committee.

KPMG LLP was engaged by us following our initial public offering in December 2004 to audit the annual financial statements of the trust for 2004 fiscal year and was appointed by our audit committee and ratified by shareholders to audit the annual financial statements for the 2005 and 2006 fiscal years. Based on its past performance during these audits, the audit committee of the board has selected KPMG LLP as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2007. KPMG LLP is a registered public accounting firm.

The affirmative vote of a majority of the votes cast on the proposal is required to ratify the appointment of KPMG LLP. If you do not ratify the selection of KPMG LLP, our board will reconsider its selection of KPMG LLP and may, but is not required to, make a new proposal for independent auditor.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

Fees

The chart below sets forth the total amount paid or payable by us to KPMG LLP in connection with the audit of our consolidated financial statements for the years indicated below and the total amounts billed to us by KPMG LLP for other services performed in those years, breaking down these amounts by category of service:

	2006	2005

Audit Fees (1)	$3,020,000	$2,205,000
Audit-Related Fees (2)	$492,500	$62,000
Tax Fees	—	—
All Other Fees (3)	$41,304	165,725

Total	$3,553,804	$2,432,725

(1)	“Audit Fees” are fees paid to KPMG LLP for professional services for the audit of our consolidated financial statements included in our annual reports on Form 10-K and the audit of our internal control over financial reporting as well as the review of financial statements included in our quarterly reports on Form 10-Q.

(2)	“Audit-Related Fees” are fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including audit related services for our operating businesses. The amount does not include fees related to the audit of IMTT, our 50% equity investment, which have not been billed to date. These fees are expected to be in the range of $270,000 to $337,000.

(3)	“Other Fees” in 2006 are fees billed by KPMG LLP for IRS audit support and, in 2005, are fees billed by KPMG LLP for the preparation of final tax returns for, and as of the dates of our acquisitions of, North America Capital Holding Company and Executive Air Support, Inc.

Pre-Approval Policies and Procedures

The audit committee has established policies and procedures for its appraisal and approval of audit and non-audit services. The audit committee has also delegated to the chairman of the committee the authority to approve additional audit and non-audit service of KMPG LLP and any additional accounting firms. The delegation is limited to an aggregate of $50,000 in fees at any one time outstanding and not ratified by the audit committee and confirmation of compliance with independence standards. The audit committee or its chairman has pre-approved all of the services provided by KPMG LLP since its engagement. All other audit-related, tax and other fees may be approved by the audit committee prospectively.

In making its recommendation to ratify the selection of KPMG LLP as independent auditor for the fiscal year ending December 31, 2007, the audit committee has considered whether the services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has determined that such services do not interfere with KPMG LLP’s independence.

Recommendation of the Board

Our board recommends that, based on the recommendation of the audit committee, you vote FOR the ratification of the selection of KPMG LLP to serve as independent auditor for the company and the trust for the fiscal year ending December 31, 2007.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Certain Information Regarding our Directors and Executive Officers

The name and age of each director, including the alternate chairman, and each executive officer and the positions held by each of them as of March 31, 2007 are as follows:

		Serving as Officer,
		Director or
Director	Age	Alternate Since	Position

John Roberts	48	April 2004	Chairman/Director
Norman H. Brown, Jr.	60	December 2004	Director
George W. Carmany, III	67	December 2004	Director
William H. Webb	67	December 2004	Director
Shemara Wikramanayake	45	December 2004	Alternate Chairman
Peter Stokes	40	April 2004	Chief Executive Officer
Francis T. Joyce	53	November 2006	Chief Financial Officer

Executive Officers

Peter Stokes was appointed chief executive officer of the company in April 2004. Mr. Stokes is seconded to the company as chief executive officer by our Manager under the terms of our management services agreement. He joined the Macquarie Group in 1991 and has worked in various asset finance roles in the Sydney and New York offices. Prior to being seconded to the company, Mr. Stokes was seconded to work in 1997 for Macquarie Securities (USA) Inc., a NASD-registered broker-dealer, where he was responsible for transaction execution and equity syndication within its asset finance practice, and from 2002 to 2003 served as co-global head of its asset finance practice. Mr. Stokes completed transactions in excess of $11 billion relating to infrastructure businesses in the telecommunications, rail, post, electricity, shipping and air sectors between 1999 and 2003.

Francis T. Joyce was appointed chief financial officer of the company in November 2006. Mr. Joyce is seconded to the company as chief financial officer by our Manager under the terms of our management services agreement. Mr. Joyce joined the Macquarie Group in September 2006 and holds the position of Division Director of Macquarie Holdings (USA) Inc. Prior to joining the Macquarie Group and since 2001, Mr. Joyce has served as Chief Financial Officer of IMAX Corporation. From 1998 to 2001, he served as Chief Financial Officer and Treasurer of TheGlobe.com. Mr. Joyce has worked in various financial roles for numerous corporations, including 12 years experience as a Chief Financial Officer of which eight years were as Chief Financial Officer of U.S. public companies.

Board Meetings and Committees

Our board has met 17 times in total in 2006. All independent directors attended at least 75% of the combined board and committee meetings on which they served in 2006. Mr. Roberts, or Ms. Wikramanayake as alternate chairman, attended all meetings of the board. In addition, it is the policy of our board that our directors are expected to use reasonable efforts to attend the Annual Meeting of Shareholders. All of our directors attended our 2006 Annual Meeting.

The LLC agreement gives our board the authority to delegate its powers to committees appointed by the board. All of our committees are composed solely of independent directors. Our committees are required to conduct meetings and take action in accordance with the directions of the board, the provisions of our LLC agreement and the terms of the respective committee charters. We have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Copies of all committee charters, including the nominating and corporate governance committee charter, are available on our website at www.macquarie.com/mic, and in print from us without charge upon request by writing to Investor Relations at our principal executive offices at 125 West 55th Street, New York, New York 10019. The information on our website is not, and shall not be deemed to be, incorporated by reference into this proxy statement or incorporated into any other filings that the company or the trust makes with the SEC.

Audit Committee.  The audit committee is comprised entirely of independent directors who meet the independence requirements of the NYSE and Rule 10A-3 of the Securities and Exchange Act of 1934, or the Exchange Act, and includes at least one “audit committee financial expert,” as required by applicable SEC regulations. The audit committee is responsible for, among other things:

•	retaining and overseeing our independent accountants;

•	assisting the company’s board of directors in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;

•	reviewing and approving the plan and scope of the internal and external audit;

•	pre-approving any audit and non-audit services provided by our independent auditors;

•	approving the fees to be paid to our independent auditors;

•	reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls;

•	preparing the audit committee report to be filed with the SEC;

•	reviewing and assessing annually the audit committee’s performance and the adequacy of its charter; and

•	serving as a Qualified Legal Compliance Committee.

Messrs. Brown, Carmany and Webb serve on our audit committee, and the board has determined that both Mr. Brown and Mr. Carmany qualify as audit committee financial experts as defined by the SEC. The audit committee met 17 times during 2006.

Compensation Committee.  The compensation committee is comprised entirely of independent directors who meet the independence requirements of the NYSE. In accordance with the compensation committee charter, the members are “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The responsibilities of the compensation committee include:

•	reviewing our Manager’s performance of its obligations under the management services agreement,

•	reviewing the remuneration of our Manager,

•	determining the compensation of our independent directors,

•	granting rights to indemnification and reimbursement of expenses to the Manager and any seconded individuals and

•	making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs.

Our compensation committee may delegate any of its authority and duties described above to subcommittees or individual members of the committee, as it deems appropriate and in accordance with applicable laws and regulations. Additionally, our board of directors has adopted a policy pursuant to which it has delegated authority to make decisions relating to compensation plans and agreements (other than long-term incentive compensation or equity plans) to members of the company’s senior management, or where appropriate, to the boards of directors of our individual businesses. This delegation of authority applies with respect to company employees of our operating businesses, who are not members of the company’s senior management.

The compensation committee has not engaged compensation consultants to provide advice with respect to the form or amount of director compensation. The form and amount of director compensation was established prior to our initial public offering and has not changed.

Messrs. Brown, Carmany and Webb serve on our compensation committee. The compensation committee met 11 times during 2006.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is comprised entirely of independent directors who meet the independence requirements of the NYSE. The nominating and corporate governance committee is responsible for, among other things:

•	recommending the number of directors to comprise the board of directors;

•	identifying and evaluating individuals qualified to become members of the board of directors, other than our Manager’s appointed director and his alternate, and soliciting recommendations for director nominees from the chairman and chief executive officer of the company;

•	recommending to the board the director nominees for each annual shareholders’ meeting, other than our Manager’s appointed director and his alternate;

•	recommending to the board of directors the candidates for filling vacancies that may occur between annual shareholders’ meetings, other than our Manager’s appointed director and his alternate;

•	reviewing independent director compensation and board processes, self-evaluations and policies;

•	overseeing compliance with our code of ethics and conduct by our officers and directors; and

•	monitoring developments in the law and practice of corporate governance.

Messrs. Brown, Carmany and Webb serve on our nominating and corporate governance committee. The nominating and corporate governance committee met four times during 2006.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee are, or have been, an employee of the company. During 2006, no member of our compensation committee had any relationship with the company requiring disclosure under Item 404 of Regulation S-K. None of the company’s executive officers or members of the company’s board of directors has served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of the company’s board of directors or compensation committee.

Executive Sessions of our Board

Our corporate governance guidelines provide that the non-management directors will meet without management directors at regularly scheduled executive sessions at least quarterly and at such other times as they deem appropriate. To the extent that any non-management directors are not independent, the independent directors will meet in regularly scheduled executive sessions at least once annually. In accordance with our corporate governance guidelines, the lead independent director, or alternatively, the chairman of the audit committee, nominating and corporate governance committee or compensation committee, will preside at these executive sessions of the non-management directors as determined by the non-executive directors based upon the subject matter to be discussed. Mr. Webb presided, and continues to preside, over these sessions. Our non-management directors met 3 times during 2006.

Nominations of Directors

As provided in its charter, the nominating and corporate governance committee will identify and recommend to the board nominees for election or re-election to the board. The committee will review candidates for the board recommended by the company’s management and other members of the board who are not members of the committee, as well as candidates recommended by shareholders, in accordance with the following criteria and as discussed in “Shareholder Nominations of Directors” below.

The nominating and corporate governance committee, in making its recommendations, may consider some or all of the following factors, among others:

•	the candidate’s judgment, skill, diversity and experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight;

•	the relationship of the candidate’s experience to the experience of other board members;

•	the extent to which the candidate would be a valuable addition to the board and any committees thereof;

•	whether or not the person has any relationships that might impair his or her independence, including any business, financial or family relationships with the Manager or the company’s management; and

•	the candidate’s ability to contribute to the effective management of the company, taking into account the needs of the company and such factors as the individual’s experience, perspective, skills, and knowledge of the industry in which the company operates.

In recommending candidates for election as directors, the nominating and corporate governance committee will also take into consideration the need for the board of directors to have a majority of directors that are independent under the requirements of the NYSE and other applicable laws, and at least three directors that are independent under these requirements and are not appointed by the Manager pursuant to the terms of the management services agreement or otherwise affiliated with our Manager or MBL.

In addition, the nominating and corporate governance committee will recommend candidates for election as directors based on the following criteria and qualifications:

•	Financial Literacy. Such person should be “financially literate” as such qualification is interpreted by the board of directors in its business judgment.

•	Leadership Experience. Such person should possess significant leadership experience, such as experience in business, finance/accounting, law, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.

•	Commitment to our Company’s Values. Such person shall be committed to promoting our financial success and preserving and enhancing our reputation as a leader in the infrastructure sector, and shall be in agreement with our values as embodied in our code of ethics and conduct.

•	Absence of Conflicting Commitments. Such person should not have commitments that would conflict with the time commitments of a director of our company.

•	Complementary Attributes. Such person shall have skills and talents which would be a valuable addition to the board and any committees thereof and that shall complement the skills and talents of our existing directors.

•	Reputation and Integrity. Such person shall be of high repute and integrity.

Under the corporate governance guidelines, directors must inform the chairman of the board and the chairman of the nominating and corporate governance committee in advance of accepting an invitation to serve on another public company board or any committee thereof. In addition, no director may sit on the board, or beneficially own more than a 5% equity interest in (other than through mutual funds or similar non-discretionary, undirected arrangements) any competitor of the company in our principal lines of business.

Shareholder Nominations of Directors

To make a director nomination, a shareholder must give written notice to our Secretary at our principal executive office at 125 West 55th Street, New York, New York 10019. To be considered for inclusion in our proxy statement for the 2008 Annual Meeting of Shareholders, shareholder nominations must be received by the company no later than January 23, 2008.

When directors are to be elected at a special meeting, such notice must be given not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which a public announcement is first made of the date of the special meeting and of the nominees proposed by the board to be elected at such meeting.

In addition to any other requirements, for a shareholder to properly bring a nomination for director before either an annual or special meeting, the shareholder must be a shareholder of record on both the date of the shareholder’s notice of nomination and the record date relating to the meeting.

The shareholder submitting the recommendation must submit:

•	the shareholder’s name and address as they appear on the share register of the trust, as well as the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	the number of shares of trust stock which are owned beneficially and of record by such shareholder and such beneficial owner, if any; and

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the recommendation is being made by the shareholder.

In addition, any such notice from a shareholder recommending a director nominee must include the following information:

•	the candidate’s name, age, business address and residence address;

•	the candidate’s principal occupation or employment;

•	the number of shares of trust stock that are beneficially owned by the candidate;

•	a copy of the candidate’s resume;

•	a written consent from the candidate to being named in the proxy statement as a nominee and to serving as director, if elected; and

•	any other information relating to such candidate that would be required to be disclosed in solicitations of proxies for election of directors under the federal securities laws, including Regulation 14A of the Securities Exchange Act of 1934, as amended.

We may require any proposed nominee to furnish any additional information that we reasonably require to enable our nominating and corporate governance committee to determine the eligibility of the proposed nominee to serve as a director. Candidates are evaluated based on the standards, guidelines and criteria discussed above as well as other factors contained in the nominating and corporate governance committee’s charter, our corporate governance guidelines, other of our policies and guidelines and the current needs of the board.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid by us during the fiscal year ended December 31, 2006 to our independent directors.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($)(1)	($)

Norman H. Brown, Jr.	107,000	150,000	257,000
George W. Carmany, III	108,000	150,000	258,000
William H. Webb	99,000	150,000	249,000

(1)	On May 25, 2006, each independent director was granted 5,623 stock units, for a total of 16,869 stock units. These stock units, which equal $150,000 per director divided by the average price for the ten business days preceding the grant date, being $26.68 per share, vest on the day immediately preceding our 2007 annual meeting of the Company’s stockholders. Upon vesting of the restricted stock units, each director has the right to receive 5,623 shares of trust stock.

Independent Directors Fees

Our independent directors receive annual cash retainers of $50,000 each for service on the board, payable in equal quarterly installments, as well as cash compensation for attendance at committee meetings and an annual retainer for service as committee chairman. The plan provides for automatic, non-discretionary awards of director stock units as an additional fee for the independent directors’ services on the board. Directors (including the chairman and the alternate chairman appointed by our Manager) are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or committees and for any expenses reasonably incurred in their capacity as directors and alternate chairman, respectively. The company also reimburses directors for all reasonable and authorized business expenses in accordance with the policies of the company as in effect from time to time.

Messrs. Brown, Carmany and Webb have been independent directors since the closing of our initial public offering in December 2004. Each member of the company’s various standing committees also receives the following compensation related to service on these committees:

•	for attending a committee meeting in person (if any): $3,000 for each meeting of the audit committee; $2,000 for each meeting of the nominating and corporate governance committee; and $2,000 for each meeting of the compensation committee; and

•	for attending a telephonic committee meeting (if any): $1,500 for each meeting of the audit committee; $1,000 for each meeting of the nominating and corporate governance committee; and $1,000 for each meeting of the compensation committee.

The chairperson of the audit committee, nominating and corporate governance committee and compensation committee also receive an annual cash retainer, payable in equal quarterly installments, of $5,000, $2,000 and $2,000, respectively.

Independent Directors’ Equity Plan

The company’s independent directors’ equity plan provides for automatic, non-discretionary awards of director stock units as an additional fee for the independent directors’ services on the board. The purpose of this plan is to promote the long-term growth and financial success of the company by attracting, motivating and retaining independent directors of outstanding ability.

Only independent directors may participate in the plan. Three of our directors, Messrs. Brown, Carmany and Webb, are eligible to participate in the plan. The chairman of the board of directors administers the plan. If the chairman is eligible for any awards under the plan, the plan will be administered by the most senior member of the board with respect to length of service who is not eligible for any awards under the plan. The administrator has the authority to adopt rules and regulations that he or she considers necessary or appropriate to carry out the purposes of the plan and to interpret the plan. The administrator may also delegate some or all of his or her authority under the plan to an officer of the company.

On May 25, 2006, each independent director received 5,623 director stock units. These units will vest on the day immediately preceding the 2007 Annual Meeting. In addition, each independent director nominee will be eligible to receive, upon election, a grant of director stock units equal to $150,000 divided by the average of the closing sale price on the NYSE of one share of trust stock during the ten-day period immediately preceding the date of our 2007 Annual Meeting. Generally, units granted at each annual meeting of the trust’s shareholders will vest (assuming continued service of the director) on the day immediately preceding the next annual meeting of shareholders held following the date of grant.

If a director’s service on the board terminates by reason of death or disability or in the event of a business combination of the company during the director’s service, the director stock units will vest immediately.

We will credit director stock units to a bookkeeping account maintained for each director. No interest or dividends will accrue or be credited to any director stock units or the director’s account. As soon as practicable following vesting, we will settle director stock units by delivering to the director the equivalent whole number of shares of trust stock. Units cannot be settled in cash or any other kind of consideration. Prior to settlement, directors will not have the rights of a shareholder in any shares corresponding to the director stock units.

The plan will expire on the tenth anniversary of the date on which the plan was approved by the shareholders of the trust. The administrator may amend or terminate the plan at any time. However, the administrator may not amend the plan without a director’s consent if it would adversely affect the director’s rights to previously granted awards.

EXECUTIVE COMPENSATION

Our company has a management services agreement with our Manager, a member of the Macquarie Group, or Macquarie. The management services agreement defines our Manager’s duties and responsibilities and is subject to the oversight and supervision of our company’s Board of Directors. Our Manager is responsible for the conduct of our company’s day-to-day business and affairs and is entitled to receive base and performance fees for the provision of its services. The Macquarie employees who serve as our chief executive officer and our chief financial officer have been assigned, or seconded, to us by our Manager and they have a fiduciary duty to act in the best interests of our company. While these employees derive bonuses from Macquarie Bank Limited, there is a strong alignment of interest between these employees and our shareholders. The interests of Macquarie and our executive officers are aligned with the interest of our shareholders for the following reasons:

•	Our company pays management and performance fees to Macquarie in accordance with the management services agreement. This fee structure is linked to market performance of our company and, in the case of performance fees, ongoing outperformance of a utilities benchmark by our company.

•	Growth of our company, which benefits our shareholders, also results in base management fee increases for our Manager.

•	Macquarie holds a significant interest in our company and re-invests its performance fees in our company’s shares. At March 31, 2007, Macquarie had a 6.9% interest in our company.

•	The staff of Macquarie’s advisory group understand that the relationship with Macquarie-managed entities is a long-term and recurring one and important to Macquarie’s welfare as a whole. They take a long term approach to adding value in connection with the managed entities rather than solely focusing on the fees that would result from any one transaction.

•	The compensation system adopted by Macquarie, discussed in detail below, links the compensation of our executive officers to our performance.

Compensation Discussion and Analysis

We do not pay any compensation to our executive officers. Instead, we pay our Manager the management fees discussed above. Neither the trust nor the company has any employees. Peter Stokes, our chief executive officer, Francis T. Joyce, our chief financial officer, and David Mitchell, our former chief financial officer, are or were each employed by Macquarie and are or were seconded to us on a permanent, wholly-dedicated basis. Under our management services agreement, the services performed for the company by our Manager are provided at its expense, including all of the compensation of our seconded executive officers.

Peter Stokes has served as our chief executive officer since our inception in 2004; Francis T. Joyce was appointed chief financial officer effective November 8, 2006; and David Mitchell served as chief financial officer prior to his resignation effective August 31, 2006. The purpose of this compensation discussion and analysis is to provide our investors with information about the components of the compensation paid to our executive officers by Macquarie, and the policies and objectives served by Macquarie’s compensation program.

Objectives of Macquarie’s Compensation Program

The elements of the compensation program for our executive officers derive from the general program established for employees of Macquarie. Macquarie’s approach to compensation is designed to drive shareholder returns over the short and long term, both for Macquarie Bank Limited shareholders as well as for shareholders of the entities managed by Macquarie such as holders of our trust stock.

Macquarie aims to drive shareholder return by focusing on two main objectives. The first objective is to align the interest of staff and shareholders. The second objective is to attract and retain high quality staff.

Driving shareholder returns through the alignment of interest of staff and shareholders

Macquarie aims to grow total returns for its shareholders by aligning the interest of staff and shareholders by motivating staff through its compensation policy to increase Macquarie’s net profit after tax while sustaining a high relative return on ordinary equity. Growing net profit after tax and sustaining a high return on ordinary equity are fundamental drivers of total shareholder returns for Macquarie shareholders. These twin objectives encourage executives to expand existing businesses and establish promising new activities.

Fees derived from listed and unlisted funds and other entities managed by Macquarie represent part of Macquarie’s net profit after tax. Fees earned by Macquarie under our management services agreement are driven by the market performance and market capitalization of our trust stock, and, in the case of performance fees, ongoing out-performance over a utilities benchmark. As a result, incentives designed to drive Macquarie net profit after tax also serve to align the interests of our executive officers with those of our stockholders.

Four key principles in Macquarie’s compensation approach assist with the objective of driving shareholder returns by aligning the interests of staff and shareholders:

•	Ensuring a significant amount of compensation is at risk and solely dependent on performance. In the case of our executive officers, performance is assessed with reference to the performance of our company, including the performance of our underlying businesses;

•	Creating a profit share pool by a formula that is linked to the key drivers of shareholder returns, namely Macquarie’s profitability and return on equity in excess of the cost of capital, which is, in turn, linked to our market performance;

•	Providing for staff equity purchases or option participation that creates identification with shareholder interest; and

•	Providing retention and deferral arrangements that encourage a long-term commitment to Macquarie and hence to shareholders.

In addition, deferred compensation is notionally invested in the stock of Macquarie-managed entities in the case of executive directors such as Mr. Stokes.

Driving shareholder returns by attracting and retaining high quality staff

Macquarie endeavors to attract high quality executives and to retain them by offering a competitive performance-driven compensation package that encourages both long-term commitment to both Macquarie and Macquarie-managed entities and superior performance. We believe that our ongoing performance is critically dependent on the skill, experience and caliber of Macquarie’s team of experienced executives, such as our executive officers, for which it must increasingly compete in the world’s major financial centers. Three key principles embedded in Macquarie’s compensation approach are designed to attract and retain high quality staff:

•	Providing compensation arrangements which are competitive on a global basis with Macquarie’s peers;

•	Providing consistency over time to ensure staff have the confidence that efforts over multiple years will be rewarded; and

•	Providing retention and deferral arrangements that encourage a long-term commitment to Macquarie.

Responsibility for and Benchmarking of Macquarie’s Compensation Program

The Board of Directors of Macquarie Bank Limited, or the Macquarie Board, has established a Board Remuneration Committee, or the Macquarie Board Remuneration Committee, whose objective is to assist the Macquarie Board with Macquarie’s compensation policies and practices. The Macquarie Board Remuneration Committee approves all individual compensation and profit share recommendations for executive directors such as Mr. Stokes, all individual promotion and performance options grants to staff, other compensation recommendations made outside of policy relating to individuals or groups of individuals (unless required to be approved by the Macquarie Board), material changes to pension arrangements and changes to compensation policies not requiring full Macquarie Board approval.

Responsibility for the determination of individual compensation and profit share recommendations for associate directors and division directors, such as David Mitchell and Frank Joyce, respectively, rests with the Head of the Investment Banking Group. These recommendations are subject to central review by Macquarie’s Remuneration and Promotions Committee. The recommendations are ultimately approved by the Macquarie Board Remuneration Committee, individually in the case of performance and promotion option grants and in aggregate in the case of fixed remuneration changes and profit share allocations.

The Macquarie Board Remuneration Committee has access to senior management of Macquarie and obtains the advice of external consultants on the appropriateness of compensation packages and other employment conditions as appropriate. In 2006, the Macquarie Board Remuneration Committee commissioned an independent review of executive director remuneration. As a result of the independent review, and after critically evaluating the analyses and conclusions, the independent directors of the Macquarie Board were satisfied that for executive directors, like Peter Stokes, compensation was appropriate and that it was structured in a way that encouraged the overall objective of driving short and longer term shareholder returns of Macquarie by aligning the interest of executive directors with those of shareholders and by attracting and retaining high quality staff.

Elements of Macquarie’s Compensation Program

Macquarie’s executive compensation program consists of the following elements: fixed compensation, annual profit share, deferred compensation and equity compensation. We describe each of these, in turn, below.

Fixed Compensation

Fixed compensation for our named executive officers consists of annual base salary and the following additional benefits: life insurance, accidental death, disability and dismemberment (AD&D) insurance, long term disability insurance, medical, dental and vision coverage and matching employer contributions under Macquarie’s 401(k) retirement plan.

Annual base salary takes into consideration the role of the individual and market conditions. However, fundamental to Macquarie’s compensation philosophy is the principle that a significant amount of the compensation is at risk and dependent upon performance. Consequently, annual base salary can be modest when compared to similar roles in other non-investment banking organizations, particularly for executive directors.

Annual Profit Share

To encourage superior performance, Macquarie has formula driven profit share arrangements for staff, the principles of which have applied since Macquarie’s inception. The size of the profit share pool is determined annually by reference to Macquarie’s after tax profits and its earnings over and above the estimated cost of capital.

Each year the profit share pool is determined in accordance with a formula based on net profit after tax and excess return over the cost of ordinary equity for Macquarie for the period from April 1 of the prior year to March 31 of the year in which profit share is determined. The proportion of after tax profit and the proportion of earnings in excess of Macquarie’s cost of capital that are incorporated in the profit share formula are reviewed at least annually. The profit sharing pool is allocated to business groups based primarily on their relative contributions to profits taking into account capital usage.

The portion of the profit sharing pool for each group is then allocated to individuals within that group on a discretionary basis. The effect of this profit sharing is to provide substantial incentives in relation to superior profitability, but low or no participation for less satisfactory performance. For senior executives, this means that a large part of their remuneration each year is performance based and “at risk”, providing significant alignment of their interests with those of Macquarie Bank Limited shareholders and, through the fee incentives in our management services agreement, our shareholders.

Our executive officers participate in Macquarie’s Investment Banking Group profit share pool. The profit share pool allows Macquarie to reward all staff who have contributed to the growth of Macquarie-managed entities. The profit share pool also creates incentives for, and encourages long-term commitment among, executives working in the interests of Macquarie-managed entities that may experience some short-term market underperformance or other short-term declines in profitability due to macro economic factors or other extraordinary circumstances, even though the underlying assets are performing well.

The level of profit share received by our executive officers is driven predominantly by their individual contribution to the performance of our company taking into account the following elements:

•	operational performance of our underlying businesses,

•	management and leadership of our company and the businesses under the control of our company,

•	acquisitions and the subsequent management of those businesses to ensure performance is in line with the acquisition business plans,

•	effective capital management and

•	factors relating to Macquarie’s and the company’s reputation and track record.

There is no formulaic approach to determining our executive officers’ share of the profit share pool. It is completely discretionary and is determined based upon the recommendation of the Head of Macquarie’s Investment Banking Group taking into account the factors outlined above as well as input from our independent directors regarding the performance of our executive officers.

For 2006, the Head of Macquarie’s Investment Banking Group made a recommendation in relation to Mr. Stokes’ profit share to Macquarie Bank Limited’s Chief Executive Officer and the Macquarie Board Remuneration Committee based on the factors outlined above. This recommendation took into account the following specific factors:

•	the improved performance in the majority of our underlying businesses over the prior year,

•	the effective management and leadership over the operation of our company and our underlying businesses,

•	the successful acquisitions of our Las Vegas FBO and eight airport parking facilities,

•	optimizing the capital structure of our airport services business and

•	the outperformance during the period of our trust stock compared to market benchmarks.

The recommendation also took into account Mr. Stokes’ role in growing the reputation and brand awareness of the company and Macquarie as a leading manager and owner of infrastructure investments in North America.

The specific factors considered in determining Mr. Mitchell’s profit share for 2006 were the integration of the acquired businesses’ financial processes into our company, establishment and coordination of internal controls over financial processes and the leadership of the finance function of our company.

Both Mr. Stokes’ and Mr. Mitchell’s profit share was determined with respect to Macquarie Bank Limited’s fiscal year, the period from April 1, 2005 to March 31, 2006, and therefore does not reflect subsequent events or our performance for the remainder of 2006.

Deferred Compensation

Deferral and restriction arrangements apply to a portion of allocated profit share to encourage a long-term perspective and commitment from employees. It also encourages alignment with the longer term interest of shareholders. The Directors’ Profit Share (DPS) Plan applies to the staff at executive director level, such as Mr. Stokes. Under the DPS Plan, 20% of each executive director’s annual directors’ profit share is withheld, subject to a retention cap limiting the total amount of the automatic deferrals under the plan. The retention cap is equal to two times the executive director’s average annual base compensation plus gross directors’ profit share allocation over the five most recent years. The amounts retained under the DPS Plan begin to vest after five years of service as an executive director and fully vest after 10 years of service. Vested amounts are released to an executive director at the earlier of the executive director ceasing employment and the end of a ten year period following the retention date (subject to certain disqualifying events). Therefore, assuming continued employment, there is a continuous rolling ten years of profit share retention.

From and including 2006, all retained directors’ profit share for executive directors of Macquarie, such as Mr. Stokes, is notionally invested in one or more funds or vehicles managed by Macquarie. In Mr. Stokes’ case, all 2006 profit share retention has been notionally invested in shares of our trust stock as of the retention date, July 1, 2006.

This investment is described as “notional” because the executive directors do not directly hold securities in relation to this investment. However the value of the retained amounts will vary as if these amounts were directly invested in actual securities. The value of the retained DPS for the period from the preceding July 1 to June 30 is determined based on total shareholder returns of the notional portfolio assuming reinvestment of distributions and, therefore, takes into account both capital appreciation and distributions to shareholders. Any increases in value of the notional portfolio may be paid out in August each year at the discretion of Macquarie Bank Limited’s Executive Committee, or the Macquarie Executive Committee. If the notional investment of retained DPS results in a notional capital loss, Macquarie will not make any payment or compensation in respect of the loss. This notional capital loss will be offset against notional income in the first instance and then against any future notional capital gains or income until the loss is completely offset. Any notional loss may also be deducted from retained DPS amounts at the discretion of the Macquarie Executive Committee and/or the Macquarie Board Remuneration Committee.

Profit share retention arrangements also apply for associate directors and division directors such as Mr. Mitchell and Mr. Joyce under Macquarie’s profit share arrangements. Under these arrangements, 25% of annual profit share allocation above AUD $50,000 ($39,420 as of December 31, 2006) is retained. The retained profit share vests and is paid out in three equal installments, two, three and four years from the retention date. Notional interest is paid on retained profit share. In the event that an employee ceases employment with Macquarie, any retained profit share allocation that has not vested to them is forfeited except in the discretion of the Macquarie Executive Committee.

Equity Compensation

Because our executive officers are compensated by Macquarie directly, we do not provide our executive officers with any option or stock-based compensation with respect to our trust stock. Macquarie Bank Limited may, in its discretion, grant options to individuals. Macquarie uses options for senior staff to provide a long term equity incentive and to achieve direct alignment with shareholder interests over the longer term.

Senior staff such as Mr. Stokes and Mr. Joyce are, and Mr. Mitchell was, eligible to participate in the Macquarie Bank Employee Share Option Plan.

Under the option plan five year options over fully paid unissued ordinary shares in Macquarie Bank Limited are issued for no consideration and normally have an exercise price determined by reference to the fair market value per share of a fully paid ordinary share of Macquarie Bank Limited, as valued by the weighted average price of an ordinary share traded on the market operated by Australian Stock Exchange Limited, or ASX, (adjusted for cumulative dividend trading and excluding certain special trades), during the one week up to and including the date of the grant. Options vest in three equal installments after the second, third and fourth anniversaries of the date of commencement of employment and, for existing employees, on July 1, two, three and four years after the allocation of the options. Options not exercised by the end of the five year term expire, unless forfeited beforehand. Macquarie Bank Limited imposes additional performance hurdles on options of executive directors, like Mr. Stokes. Vested options can only be exercised by executive directors if a performance condition has also been satisfied. The performance conditions require that Macquarie Bank Limited’s three year average return on ordinary equity exceeds the corresponding figures for all companies in a reference group at a certain percentile level.

The Macquarie Board approves the maximum number of options to be allocated each year as part of the annual remuneration review process. Once the Macquarie Board has approved the annual maximum number of options to be granted, the majority of these options are allocated to individual executives in broadly the same manner as annual profit share incentives. That is, just as annual profit share incentives are performance driven, annual option grants are also performance based. Allocations of options to our executives are approved via the same process as the annual profit share allocation.

Options are also allocated to staff on promotion to associate director, division director or executive director level. New recruits at each of these levels are also granted options, with the number allocated depending on the director level.

The terms and conditions of the options that have been awarded to our named executive officers are described below.

Other Information about Our Compensation Program

Minimum Shareholding Guidelines

We do not have any separate policy that requires our executive officers to maintain a minimum shareholding in our trust stock, although Mr. Stokes is subject to minimum shareholding requirements with respect to Macquarie Bank Limited stock and restrictions on hedging. Our internal policies prohibit our officers and directors, among others, from engaging in hedging or derivative transactions, engaging in speculations or short sales and using margin loans or pledges with respect to our securities.

Post-Termination Compensation and Benefits

The employment contracts with each of our current executive officers are ongoing and provide for termination of employment by Macquarie or the executive giving two or four weeks notice, as applicable. Under Macquarie’s severance plan applicable to U.S.-based staff, if an executive director, division director or associate director is terminated by Macquarie for reasons other than for cause or by voluntary resignation, such person would be entitled to severance payments equal to four weeks base salary for the first year of employment plus three weeks base salary for each year thereafter, and pro rata payments for each complete month within any portion of a year. The DPS Plan, Macquarie’s profit share arrangements and the Macquarie Bank Employee Share Option Plan also have specific provisions relating to termination events as described under “Potential Payments on Termination or Change in Control” below.

Summary of Compensation

The following table sets forth the compensation earned by our executive officers during the fiscal year ended December 31, 2006.

					Nonqualified
					Deferred
				Option	Compensation	All Other
		Salary	Bonus	Awards	Earnings	Compensation	Total
Name & Principal Position	Year	($)	($)(4)	($)(5)	($)	($)(6)	($)

Peter Stokes	2006	235,000	572,184	97,121	7,213	14,285	925,803
Chief Executive Officer (1)
Francis T. Joyce	2006	88,653	—	12,148	—	11,270	112,071
Chief Financial Officer (2)
David Mitchell	2006	123,115	185,000	—	1,322	69,296	378,733
Chief Financial Officer (3)

(1)	Mr. Stokes also served as interim Chief Financial Officer from September 1 to November 8, 2006 for which he received no additional compensation.

(2)	Mr. Joyce was appointed Chief Financial Officer effective November 8, 2008, although he joined Macquarie effective as of September 15, 2006. Compensation information for Mr. Joyce has been provided for the entire period of his employment with Macquarie.

(3)	Mr. Mitchell resigned from his position as Chief Financial Officer effective August 31, 2006.

(4)	Bonus refers to profit share allocations. For Mr. Stokes, $114,437 of this amount has been retained under the DPS Plan described above and will be payable on the earlier of ten years following retention date or six months after retirement or termination (subject to certain disqualifying events). For Mr. Mitchell, $37,180 of this amount has been retained and was forfeited in connection with his resignation.

(5)	The value of options awards has been determined in accordance with the requirements of FAS 123R “Share Based Payment”. The value of each option is estimated on the date of grant using the trinomial option pricing framework. The following key assumptions have been adopted for grants made in the current financial year, risk free interest rate: 5.96%, expected life of options: four years, volatility of share price: 18% and dividend yield: 3.6%.

Options vest in three equal installments after the second, third and fourth anniversaries of the date of commencement of employment for new starters and, for existing employees, on July 1, two, three and four years after the allocation of the options, unless forfeited beforehand. Options not exercised by the end of the five-year term expire. In addition, the options granted to Mr. Stokes during the fiscal year ended December 31, 2006 can only be exercised if Macquarie’s three year average return on ordinary equity is above the 50th percentile of the corresponding figures for all companies in a reference group at the time of vesting.

(6)	These amounts represent the total value of employer provided 401(k) contributions, medical, dental and vision plan premiums, as well as life, long term and short term disability insurance premiums for plans maintained by Macquarie Holdings (USA) Inc. for the year ended December 31, 2006, and $60,000 in additional compensation for Mr. Mitchell as discussed below.

Employment Agreements

Employment Agreement with Peter Stokes.  Our chief executive officer has an employment agreement with Macquarie Holdings (USA) Inc., dated October 12, 2004, and is currently seconded to our Manager. The agreement provides that he holds the position of Executive Director. The agreement provides that Mr. Stokes will receive an annual base salary of $220,000, subject to increases due to performance reviews. Mr. Stokes’ annual base salary was $250,000 effective as of July 1, 2006. The agreement also provides that Mr. Stokes is eligible to participate in the DPS Plan. The agreement also provides that Mr. Stokes will also be eligible to participate in Macquarie’s 401(k) plan, health and welfare plans, and will be eligible for a four-week vacation and holidays, sick and personal time as provided to other employees at his level. In addition, Mr. Stokes is eligible to be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties and in accordance with Macquarie Holdings (USA) Inc.’s expense policy.

The agreement provides that Mr. Stokes will provide Macquarie Holdings (USA) Inc. four weeks’ notice if he voluntarily resigns and Macquarie Holdings (USA) Inc. will provide Mr. Stokes four weeks’ notice of any termination (although the employer may make payments to him in lieu of such notice). During any period of notice of termination or resignation, Macquarie Holdings (USA) Inc. has the discretion to direct Mr. Stokes not to do any work or contact any customers or clients for a period up to the date of his termination or resignation. During this period Mr. Stokes will continue to be employed by Macquarie Holdings (USA) Inc. and must not engage or prepare to engage in any business activity that is the same as or similar to the business he was undertaking with his employer. Mr. Stokes is also entitled to severance under Macquarie’s severance plan discussed above.

The employment agreement provides that Mr. Stokes is subject to a confidentiality restrictive covenant for an unlimited duration. The employment agreement also provides that Mr. Stokes is subject to a non-solicitation restrictive covenant of employees and clients during his employment and for a three-month period thereafter. In addition, the employment agreement provides that Mr. Stokes is subject to a non-competition restrictive covenant during his employment and for a three-month period thereafter.

Employment Agreement with Francis T. Joyce.  Our chief financial officer has an employment agreement with Macquarie Holdings (USA) Inc., dated August 11, 2006, and is currently seconded to our Manager. The agreement provides that he holds the position of Division Director with Macquarie Holdings (USA) Inc.

The agreement provides that Mr. Joyce will receive an annual base salary of $300,000 and, for the financial year ending March 31, 2007, will be allocated a minimum guaranteed profit share bonus of $120,000. The decision whether to provide a profit share bonus and the amount of any profit share bonus is discretionary for future financial years. Further, the agreement provides that Mr. Joyce will be invited to apply for 11,000 five-year options to purchase Macquarie Bank Limited shares with an exercise price equal to the weighted average price of Macquarie Bank Limited Shares traded on the Australian Stock Exchange during the one week before the date of grant of the options. The agreement provides that Mr. Joyce will also be eligible to participate in Macquarie’s 401(k) plan, health and welfare plans, and will be eligible for a four-week vacation and holidays, sick and personal time as provided to other employees at his level.

The agreement provides that Mr. Joyce must provide Macquarie with two weeks’ notice if he voluntarily resigns, and Macquarie must provide Mr. Joyce with two weeks’ notice of a termination of his employment for any reason other than for “cause,” as defined in the Agreement. The period between such notice and termination of employment is referred to as the “notice period.” During the notice period, Mr. Joyce will be entitled to continue to receive his salary and contributions to the group medical, dental, vision, life and disability plans and he will be entitled to payment of any accrued but unpaid vacation time. Macquarie may, in its discretion, alter Mr. Joyce’s duties or place him on paid leave of absence during the notice period. In addition, Mr. Joyce may not provide services to any other employer or act as a consultant or otherwise assist any person or entity in connection with their business during his employment or the notice period.

If within the first 24 months of Mr. Joyce’s employment, (i) Macquarie terminates his employment without “cause,” (ii) his responsibilities adversely materially change, or (iii) his reporting relationship or job title and duties adversely materially change, then Macquarie will pay Mr. Joyce a one-time severance payment of $400,000, subject to the execution of a general release. As a result, Mr. Joyce will not be entitled to severance under Macquarie’s severance plan during the first 24 months of his employment. Thereafter, he would be entitled to severance payments equal to four weeks base salary for the first year of employment plus three weeks salary for each year thereafter, on a pro rata basis if applicable.

The agreement provides that the Mr. Joyce will, during the term of his employment and for a three-month period thereafter, be subject to restrictive covenants prohibiting competition and solicitation of employees and clients. In addition, Mr. Joyce will be subject to a confidentiality covenant for an unlimited duration. In the event Mr. Joyce is terminated without cause, he will have the right to request a waiver of the non-competition restriction from Macquarie. If Macquarie denies the request and Mr. Joyce executes a general release, Mr. Joyce will be entitled to receive his current annual base salary for the time period that the non-competition restriction remains in effect.

Employment Agreement with David Mitchell.  Prior to his resignation effective August 31, 2006, Mr. Mitchell had an employment agreement with Macquarie Holdings (USA) Inc., dated August 6, 2003, under which he held the position of Associate Director, and was seconded to our Manager. Under the agreement, Mr. Mitchell is subject to a confidentiality restrictive covenant for an unlimited duration and was subject to non-competition and non-solicitation covenants during his employment and for a three-month period thereafter.

Pursuant to his employment agreement Mr. Mitchell was entitled to receive an annual base salary of $150,000, subject to increases due to performance reviews. Mr. Mitchell’s annual base salary was $180,000 at the time of his resignation. Under the agreement, Mr. Mitchell also was eligible to be allocated a discretionary profit share allocation in recognition of his contribution to Macquarie Holdings (USA) Inc. In addition, Mr. Mitchell was eligible to participate, on the same basis and subject to the same conditions as other regular full-time employees of similar title and position, in Macquarie Holdings (USA) Inc.’s fringe benefit plans and policies.

Separation Agreement with David Mitchell.  In connection with Mr. Mitchell’s resignation and in consideration of Mr. Mitchell’s extending his employment beyond the contractual notice period and through our quarterly reporting cycle, Macquarie entered into a separation agreement providing for a payment of US$60,000 and containing other customary terms.

Grants of Plan-Based Awards

The following table contains information regarding grants of options to purchase unissued fully paid ordinary shares of Macquarie Bank Limited pursuant to the Macquarie Bank Employee Share Option Plan to our named executive officers during 2006.

		Estimated	All Other
		Future	Option
		Payouts Under	Awards:	Exercise or
		Equity	Number of	Base Price	Closing
		Incentive Plan	Securities	of Option	Price on	Grant Date Fair
		Awards:	Underlying	Awards	Grant Date	Value of Option
Name	Grant Date	Target (#)	Options (#)(1)	($/Sh) (1)(2)	($/Sh)(1)	Awards ($)(1)

Peter Stokes	August 1, 2006	—	6,835	48.72	49.00	66,029
Frank Joyce	October 9, 2006	—	11,000	54.77	54.56	112,192
David Mitchell	—	—	—	—	—	—

(1)	Dollar values in the table have been converted from Australian dollars to U.S. dollars using an exchange rate effective on December 31, 2006 of $0.7884 to AUD $1.00; however, the optionee must pay the applicable exercise price established in Australian dollars.

The value of options awards has been determined in accordance with the requirements of FAS 123R “Share Based Payment”. The value of each option is estimated on the date of grant using the trinomial option pricing framework. The following key assumptions have been adopted for grants made in the current financial year, risk free interest rate: 5.96%, expected life of options: four years, volatility of share price: 18% and dividend yield: 3.6%.

Options vest in three equal installments after the second, third and fourth anniversaries of the date of commencement of employment for new starters and, for existing employees, on July 1, two, three and four years after the allocation of the options, unless forfeited beforehand. Options not exercised by the end of the five year term expire. In addition, the options granted to Mr. Stokes during the fiscal year ended December 31, 2006 can only be exercised if Macquarie’s three year average return on ordinary equity is above the 50th percentile of the corresponding figures for all companies in a reference group at the time of vesting.

(2)	The exercise price per share was determined by reference to the fair market value per share of a fully paid ordinary share of Macquarie Bank Limited as valued by the weighted average price of an ordinary share traded on the ASX (adjusted for cumulative dividend trading and excluding certain special trades), during the one week up to and including the date of the grant.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth a summary of all outstanding equity awards held by each of our named executive officers as of December 31, 2006.

		Number of
	Number of Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised	Option
	(#)	Options (#)	Exercise Price	Option Expiration
Name	Exercisable	Unexercisable(1)	($)(2)	Date

Peter Stokes	20,000	—	24.05	December 24, 2007
	5,332	2,668	22.66	August 28, 2008
	2,733	5,467	25.82	November 8, 2009
	—	11,500	49.94	August 1, 2010
	—	6,835	48.72	August 1, 2011
David Mitchell (3)	1,668	—	22.66	February 28, 2007
	666	—	27.28	February 28, 2007
Frank Joyce	—	11,000	54.77	October 9, 2011

(1)	Options issued to Peter Stokes that are unexercisable at December 31, 2006 vest as follows:

• 2,668 options with an exercise price of $22.66 vest on July 1, 2007

• 5,467 options with an exercise price of $25.82 — 2,733 options vest on July 1, 2007, 2,734 options vest on July 1, 2008

• 11,500 options with an exercise price of $49.94 — 3,833 options vest on each of July 1, 2007 and July 1, 2008, and 3,834 vest on July 1, 2009

• 6,835 options with an exercise price of $48.72 — 2,278 options vest on each of July 1, 2008 and July 1, 2009, and 2,279 vest on July 1, 2010

Options issued to Frank Joyce that are unexercisable at December 31, 2006 vest over three years with 3,666 options vesting on each of September 15, 2008 and September 15, 2009, and 3,668 vesting on September 15, 2010.

All unexercised options are considered earned on the date of grant, subject to the vesting provisions described above. In addition, Mr. Stokes ability to exercise his options is subject to various Macquarie performance conditions. For options issued prior to November 26, 2004, the options can only be exercised if Macquarie’s three year average return on ordinary equity is at or above the 50th percentile of the corresponding figures for all companies in the appropriate reference group at the relevant examination date.

For options issued on or after November 26, 2004, the options can only be exercised if Macquarie’s three year average return on ordinary equity is above the 50th percentile of the corresponding figures for all companies in the appropriate reference group at the relevant examination date.

(2)	Exercise prices have been converted from Australian dollars to U.S. dollars using an exchange rate effective on December 31, 2006 of $0.7884 to AUD $1.00; however, the optionee must pay the exercise price in Australian dollars.

(3)	Upon resignation, the expiration date of Mr. Mitchell’s options became February 28, 2007 in accordance with the terms of the Macquarie Bank Employee Share Option Plan.

Option Exercises

The following table sets forth the number of shares acquired and the value realized by the named executive officers upon the exercise of stock options during the fiscal year ended December 31, 2006.

	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise (1)($)

Peter Stokes	—	—
Frank Joyce	—	—
David Mitchell	1,666	47,898

(1)	Value realized has been converted from Australian dollars to U.S. dollars using an exchange rate effective on December 31, 2006 of $0.7884 to AUD $1.00. Value realized on exercise for Mr. Mitchell represents pre-tax amounts received on the sale of his options, rather than an exercise of options.

Nonqualified Deferred Compensation

The following table sets forth a summary of the nonqualified deferred compensation benefits of each named executive officer as of December 31, 2006.

	Executive		Aggregate
	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
Name	Last FY ($)(1)	in Last FY ($)(2)	Distributions ($)(3)	at Last FYE ($)

Peter Stokes	114,437	7,213	30,844	391,046
Frank Joyce	—	—	—	—
David Mitchell	37,180	1,322	26,002	—

(1)	Consists of the portion of the amounts reported in the profit share allocation column of the summary compensation table for the 2006 fiscal year that is deferred under the DPS Plan, in the case of Mr. Stokes, and under Macquarie’s profit share arrangements, in the case of Mr. Mitchell. For Mr. Stokes, the entire amount was notionally invested in our trust stock as of July 1, 2006.

(2)	The amount for Mr. Stokes represents notional income on profit share amounts retained in 2002, prior to becoming an executive director, and released in 2006. It also includes an amount earned on amounts retained in the DPS Plan which relates to director profit share retained for the year ended March 31, 2005 and paid in August 2006. The amounts retained in 2005 accrued income at an average annual rate of 3.5% on a weighted average principal amount of $173,448. Beginning in 2006, Mr. Stokes’ retained directors’ profit share was notionally invested in shares of our trust stock, and any notional income associated with that investment will be determined at the discretion of the Macquarie Executive Committee in July 2007.

The amount for Mr. Mitchell represents notional income on profit share retained in 2004 and released in 2006, which accrued interest at an average annual rate of 2.7% on a weighted average principal amount of $24,680.

(3)	For Mr. Stokes, income earned on amounts retained in 2005 was paid out as additional remuneration in August 2006. In addition, an aggregate of $24,977 represents amounts which had been retained in 2002 prior to becoming an executive director and was paid in June 2006.

The amount for Mr. Mitchell represents $24,680 of amounts retained in 2004, including income earned on these amounts.

(3)	An aggregate of $93,257 relates to retention withheld in the former DPS Trust Scheme in years 2003 and 2004 which were initially paid out and then mandatory reinvested on an after-tax basis. All balances held under the former DPS Trust Scheme are being transitioned to the current DPS Plan under transition arrangements which ensure the required balances are retained on a pre-tax basis. The aggregated retention has been converted from Australian dollars to U.S. dollars using an exchange rate effective on December 31, 2006 of $0.7884 to AUD $1.00.

Amounts retained for David Mitchell were forfeited on termination.

The compensation reported in the nonqualified deferred compensation table was deferred by Mr. Stokes pursuant to the DPS Plan and was deferred by Mr. Mitchell pursuant to Macquarie’s profit share arrangements. For a description of the material terms of these plans, see “Compensation Discussion and Analysis” above. Mr. Stokes’ total retained profit share shown above began vesting on March 31, 2007, five years from the date he was deemed to become an executive director, and will be fully vested on March 31, 2012.

Potential Payments on Termination or Change in Control

For each of the named executive officers, there are no contracts, agreements, plans or arrangements that provide for payments upon a change of control of our company.

For a discussion of certain provisions providing for payments by Macquarie upon termination, constructive termination, resignation, retirement or change in responsibilities, see the discussion under “Compensation Discussion and Analysis” as well as the description of each named officer’s employment agreement in addition to the discussion below.

In the event that an executive director, like Mr. Stokes, terminates employment with Macquarie, then the executive director’s vested retained directors’ profit share may be distributed on the date on which the Macquarie Board Remuneration Committee and/or the Macquarie Executive Committee determines that the executive is entitled to the distribution. This will generally be six months after the termination date, subject to certain disqualifying events. In the case of Mr. Mitchell and Mr. Joyce unvested retained amounts may be paid on termination at the discretion of Macquarie.

If an executive director such as Mr. Stokes dies or becomes wholly unable to work while employed by Macquarie, the executive’s retained directors’ profit share will vest in full and will, subject to certain disqualifying events, be released to the executive director or his or her legal personal representative. The Macquarie Board Remuneration Committee and/or the Macquarie Executive Committee of Macquarie Bank also has the authority to accelerate the vesting of retained profit share for all applicable employees and reduce the retention period in appropriate circumstances, such as in the event of the bona fide retirement from the industries within which Macquarie operates and competes of an employee who has completed at least five years of service with Macquarie.

An executive director will forfeit and will not be entitled to any retained directors’ profit share (or future notional income or capital growth), whether or not vested, if the Macquarie Board Remuneration Committee and/or the Macquarie Executive Committee determines, in its absolute discretion, that the executive director has committed an act of dishonesty (including but not limited to misappropriation of funds and deliberate concealment of a transaction), committed a significant and willful breach of duty that causes significant damage to Macquarie, joined a competitor of Macquarie, or taken a team of Macquarie staff to a competitor or been instrumental in causing a team to go to a competitor, in each case, during, or within six months following, the executive director’s employment with Macquarie. For directors other than executive directors, Macquarie has the discretion to determine that retained profit share and notional income, whether or not vested, is also forfeited in such circumstances.

Under the terms of the Macquarie Bank Employee Share Option Plan, if an individual who has been granted options ceases to be an employee or consultant of Macquarie, their vested options lapse six months after they cease to be an employee or consultant and their unvested options lapse immediately. However, the Macquarie Executive Committee may, in its absolute discretion and on any conditions it thinks fit, determine that the options do not lapse at that time but lapse at the time and subject to the conditions it specifies, which may include that options that have not otherwise reached their vesting date are deemed to have vested, that the lapse date of any of the options is extended beyond six months after the date on which the individual ceased to be an employee or consultant or that any exercise conditions associated with the options are waived.

If an individual who has been granted options dies, the Macquarie Executive Committee may, in its absolute discretion, and subject to any conditions that it specifies in relation to any exercise of its discretion in relation to the individual ceasing to be an employee or consultant, give approval for the relevant options to be transferred to the individual’s legal personal representatives.

If the Macquarie Executive Committee becomes aware of circumstances which, in its reasonable opinion, indicate that an individual has acted fraudulently, dishonestly or in a manner which is in breach of his or her obligations to Macquarie, it may, in its absolute discretion, determine that any or all of the options granted to the individual lapse immediately.

If as of December 31, 2006, any of the following events had occurred with respect to Mr. Stokes, the following would have been payable by Macquarie:

			Retained
Event	Severance(1)	Options(2)	Profit Share(3)

Voluntary resignation	—	$1,073,977	$65,187
Termination without cause	$234,375	$1,073,977	$65,187
Termination for cause	—	—	—

(1)	Severance represents amounts payable pursuant to the Macquarie Severance Plan.

(2)	The amounts reflected for options reflects the difference between the strike prices of the options and the closing price of the underlying Macquarie Bank Limited shares on December 31, 2006, assuming exercise of all options that were vested and in the money at December 31, 2006, converted from Australian dollars to U.S. dollars using an exchange rate effective on December 31, 2006 of $0.7884 to AUD $1.00.

The following assumptions have been made:

• voluntary resignation and termination without cause — that the Macquarie Executive Committee does not exercise any discretion in relation to the cessation of employment under the terms of the Macquarie Bank Employee Share Option Plan.

• termination for cause — that the Macquarie Executive Committee exercises its discretion under the Macquarie Bank Employee Share Option Plan to determine that all options lapse immediately.

The Macquarie Executive Committee is not bound to exercise any discretion under the Macquarie Bank Employee Share Option Plan as a result of these assumptions.

(3)	DPS payments represent 16.67% of Mr. Stokes’ total retention, converted from Australian dollars to U.S. dollars using an exchange rate effective on December 31, 2006 of $0.7884 to AUD $1.00, and are subject to no disqualifying events.

The following assumptions have been made:

• voluntary resignation and termination without cause — that the Macquarie Board Remuneration Committee and/or the Macquarie Executive Committee do not exercise any discretion in relation to the cessation of employment under the terms of the DPS Plan.

• termination for cause — that the Macquarie Board Remuneration Committee and/or the Macquarie Executive Committee determine that a disqualifying event has occurred under the terms of the DPS Plan.

The Macquarie Board Remuneration Committee and/or the Macquarie Executive Committee are not bound to exercise any discretion under the DPS Plan as a result of these assumptions.

If, as of December 31, 2006, Mr. Joyce had been terminated without cause, his responsibilities had adversely materially changed or his reporting relationship or job title and duties had adversely materially changed, he would have been entitled to a severance payment of $400,000 under his employment agreement described above. He may also be entitled to options and retained profit share amounts, subject to the discretions outlined above. No amounts would have been payable in the event of his resignation or termination for cause, subject to discretions being exercised in relation to his options and retained profit share amounts.

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of trust stock by each person who is known to us to be the beneficial owner of more than five percent of the outstanding shares of trust stock, each of our directors and executive officers and our directors and executive officers as a group as of March 31, 2007, based on 37,562,165 shares issued and outstanding. All holders of shares of trust stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of trust stock. The voting rights attached to shares of trust stock held by our directors, executive officers or major shareholders do not differ from those that attach to shares of trust stock held by any other holder. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes shares for which the individual, directly or indirectly, has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the shares, whether or not the shares are held for the individual’s benefit.

	Amount and Nature of Beneficial Ownership
	(Number of Shares)
	Shares of Trust	Shares of
	Stock	Trust Stock	Right to
	Representing	Representing	Acquire
	Sole Voting	Shared	Shares of
	and/or	Voting and	Trust Stock			Percent of
	Investment	Investment	Within 60			Shares
Name and Address of Beneficial Owner	Power	Power	Days		Total	Outstanding

5% Beneficial Owners
Macquarie Infrastructure Management (USA) Inc. (1)	2,578,648	19,124	—		2,597,772	6.9%
BlackRock, Inc. (2)(3)	—	2,604,700	—		2,604,700	6.9%
Directors (4)
John Roberts (5)	71,061	2,578,648	—		2,649,709	7.1%
Norman H. Brown, Jr. (6)	6,565	1,000	5,623	(8)	13,188	*
George W. Carmany, III	9,339		5,623	(8)	14,962	*
William H. Webb	11,839		5,623	(8)	17,462	*
Shemara Wikramanayake (5)	129,747	2,578,648	—		2,708,395	7.3%
Named Executive Officers
Peter Stokes (5)	19,961	2,578,648	—		2,598,609	7.0%
Frank Joyce	—	—	—		—	*
David Mitchell (7)	4,000	—	—		—	—
All Directors and Named Executive Officers as a Group	248,512	2,579,648	16,869		2,845,029	7.6%

*	Less than 1%.

(1)	MBL has entered into a total return swap with respect to 599,000 shares of trust stock held by our Manager. The counterparty to the swap is Macquarie International Infrastructure Fund Limited, or MIIF, a mutual fund company which is managed by a member of the Macquarie Group. MBL had caused our Manager to pledge 599,000 of its shares of trust stock to MIIF to secure MBL’s obligations under the total return swap. Our Manager retains the voting rights on all the pledged shares. In addition, MBL, as the ultimate parent of our Manager, is deemed to share dispositive power over all of the remaining shares owned by our Manager. As a result, our Manager beneficially owns and has sole voting power over 2,578,648 shares of trust stock and shared dispositive power over 2,578,648 shares of trust stock, including the 599,000 shares of trust stock subject to the pledge. Share amounts reflected in the column entitled “Shares of Trust Stock Representing Shared Voting and Investment Power” are shares purchased by MBL in open market transactions to hedge potential payments under its DPS Plan and over which MBL has sole voting and dispositive power. The address of our Manager is 125 West 55th Street, New York, NY 10019.

(2)	Number of shares presented is based solely on the information provided in a filing by such person with the SEC on Schedule 13G.

(3)	Represents amounts beneficially owned by certain investment advisory subsidiaries of BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	The address of each person is c/o Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019.

(5)	Each of the following persons may be deemed to beneficially own, and share voting and investment power in, the shares of trust stock held by Macquarie Infrastructure Management (USA) Inc., our Manager, shown separately in the table above.

• Mr. Roberts, as the Global Head of the Macquarie Group’s IB Funds division, of which our Manager constitutes a part.

• Ms. Wikramanayake, as a director of our Manager.

• Mr. Stokes, as the president and a director of our Manager.

Each of the foregoing disclaims beneficial ownership and the filing of this proxy statement shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any of the shares of trust stock owned by our Manager.

(6)	Share amounts reflected in the column entitled “Shares of Trust Stock Representing Shared Voting and Investment Power” are shares which are held in trust and for which Mr. Brown is the trustee but not the beneficiary. Mr. Brown disclaims beneficial ownership of these shares and the filing of this proxy statement shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such shares.

(7)	Mr. Mitchell resigned as Chief Financial Officer effective August 31, 2006.

(8)	Consists of shares which the independent directors have a right, as of May 23, 2007, to acquire through the independent directors’ equity plan.

AUDIT COMMITTEE REPORT

Our audit committee is composed of three independent directors, all of whom are financially literate. In addition, the board has determined that each of Mr. Brown, an independent director and the chairman of the audit committee, and Mr. Carmany, an independent director and chairman of the nominating and corporate governance committee, qualifies as an audit committee financial expert as defined by the SEC. The audit committee operates under a written charter, which reflects NYSE listing standards and Sarbanes-Oxley Act requirements regarding audit committees. A copy of the charter is available on the company’s website at www.macquarie.com/mic.

The audit committee’s primary role is to assist the board in fulfilling its responsibility for oversight of (1) the quality and integrity of the consolidated financial statements and related disclosures, (2) compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications, independence and performance and (4) the performance of our internal audit and control functions.

Management is responsible for the preparation of the financial statements, the financial reporting process and the system of internal controls. The independent auditors are responsible for performing an audit of the financial statements in accordance with auditing standards generally accepted in the United States, and issuing an opinion as to the conformity of those audited financial statements to U.S. generally accepted accounting principles. The audit committee monitors and oversees these processes.

The audit committee has adopted a policy designed to ensure proper oversight of our independent auditor. Under the policy, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing any other audit review (including resolution of disagreements among management, the Manager, and the auditor regarding financial reporting), or attestation services. In addition, the audit committee is responsible for pre-approving any non-audit services provided by the company’s independent auditors. The audit committee’s charter also ensures that the independent auditor discusses with the audit committee important issues such as internal controls, critical accounting policies, any instances of fraud and the consistency and appropriateness of our accounting policies and practices.

The audit committee has reviewed and discussed with management and KPMG LLP, the independent auditor, the audited financial statements as of and for the year ended December 31, 2006. The audit committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from the independent auditor its written report required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed its independence from the company and its management. The audit committee also considered whether the non-audit services provided by KPMG LLP to us during 2006 were compatible with its independence as auditor.

Based on these reviews and discussions, the audit committee has recommended to the board, and the board has approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Members of the Audit Committee
Norman H. Brown, Jr., Chairman
George W. Carmany, III
William H. Webb

COMPENSATION COMMITTEE REPORT

The company’s compensation committee is composed of three independent directors, as determined by the board based on the NYSE corporate governance listing standards and the company’s corporate governance guidelines. In addition, all members of the compensation committee are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, as amended, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The responsibilities of the compensation committee include reviewing the Manager’s performance of its obligations under the management services agreement, reviewing the remuneration of the Manager, determining the compensation of the independent directors, granting rights to indemnification and reimbursement of expenses to the Manager and any seconded individuals and making recommendations to the board regarding the company’s equity-based and incentive compensation plans, policies and programs. The compensation committee operates under a written charter adopted by the board, reflecting the NYSE rules for compensation committees in light of the company’s external management structure. A copy of the charter is available on the company’s website at www.macquarie.com/mic.

Compensation Philosophy

As described in the section “Compensation of Directors” in this proxy statement, our independent directors receive an annual cash retainer for serving on the board, fees for each committee meeting which they attend and an annual cash retainer for each committee they chair. In addition, independent directors are compensated with director stock units that are granted under our independent directors’ equity plan and receive reimbursement for certain reasonable expenses related to their service as directors.

The compensation committee does not establish or review compensation policies with respect to our chief executive officer or chief financial officer since such individuals are employed by Macquarie Holdings (USA) Inc., an affiliate of the Manager, and are seconded to the company.

The foregoing report on executive compensation for 2007 is provided by the undersigned members of the compensation committee of the board.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with the company’s management. Since the company’s named executive officers are not employed or compensated by the company, the Compensation Discussion and Analysis reflects a discussion of the elements and objectives of the Macquarie Group rather than the company. Based on this review and discussion, the compensation committee has recommended to the board, and the board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and its incorporation by reference into the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Members of the Compensation Committee
William H. Webb, Chairman
Norman H. Brown, Jr.
George W. Carmany, III

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Ethics and Conduct

Our board has adopted corporate governance guidelines that set forth our corporate governance objectives and policies and govern the functioning of the board. Our corporate governance guidelines are available on our website at www.macquarie.com/mic and in print from us without charge upon request by writing to Investor Relations at Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019.

We also have a code of ethics and conduct that sets forth our commitment to ethical business practices. Our code of ethics and conduct applies to our directors, officers and employees, including our chief executive officer and senior financial officers, and also applies to our Manager, its employees and any affiliates of our Manager that perform management services for us pursuant to the management services agreement. Our code of ethics and conduct is available on our website and in print from us without charge upon request.

Communications with our Board

Communications to our board, any director individually or our lead independent director may be made by writing to the following address:

Attention: [Board of Directors] [Board Member] [Lead Independent Director]
c/o Heidi Mortensen, General Counsel and Secretary
125 West 55th Street
New York, NY 10019
United States of America

Additional information on the physical mailing address is available on our website at www.macquarie.com/mic, under “Governance” in our Investor Center.

Communications sent to the physical mailing address are forwarded to the relevant director, if addressed to an individual director or the lead independent director, or to the chairman of our board if addressed to the board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policies

Our board recognizes that related party transactions present a heightened risk of conflicts of interest and therefore has adopted internal policies and protocols to be followed in connection with related party transactions.

The company’s audit committee, all of the members of which are independent directors, is required to approve any related party transactions, including those involving Macquarie Group entities, regardless of the dollar amount of the transaction. The protocol applies to all transactions involving the company or any of its subsidiaries, other than those pre-approved by our board of directors, in which a Macquarie Group entity may receive a financial benefit.

In approving related persons transactions, the audit committee determines whether each related persons transaction referred to the committee is on arm’s-length terms or better. The audit committee is authorized to request and review any factual information to enable them to determine whether related person transaction is on arm’s-length terms. This information may take the form of benchmarks comparing the terms of the proposed transaction to similar transactions involving unrelated parties or external fairness opinions.

The company’s chief executive officer and chief financial officer are responsible for assigning relevant personnel to manage any benchmarking or review process conducted in accordance with the protocol, in consultation with the company’s general counsel. The company’s general counsel is responsible for ensuring overall compliance with the protocol, including ensuring that related person transactions covered by the protocol are referred to the audit committee for approval, and for reporting such transactions at regular meetings of the company’s board of directors. The company’s risk and compliance manager is responsible for monitoring compliance with the protocol and educating all company employees, including those seconded by our Manager, about the protocol.

Our board has also adopted a written policy pursuant to which it has pre-approved certain types of transactions with related parties assuming certain conditions are met. The pre-approval policy permits foreign exchange, interest rate hedge and other routine financial transactions (such as the establishment of bank, brokerage and custodial accounts) for which the terms provided by the related party are equal or more favorable to us than those quoted by unaffiliated counterparties. All pre-approved transactions are included as a standing item in reports to the company’s audit committee and board.

Within this section, the “company” refers to Macquarie Infrastructure Company LLC, the “trust” refers to Macquarie Infrastructure Company Trust and “we,” “us” and “our” refer collectively to the trust, the company and its subsidiaries.

Our Relationship with the Macquarie Group

Prior to our initial public offering, the trust and the company were indirect wholly owned subsidiaries of MBL. Macquarie Infrastructure Management (USA) Inc., our Manager, is a part of the Macquarie Group. From time to time, we have entered into, and in the future we may enter into, transactions and relationships involving MBL, its affiliates, or other members of the Macquarie Group. As discussed above, our audit committee, all of the members of which are independent directors, is required to approve of any related person transactions, including those involving MBL, its affiliates, or members of the Macquarie Group, except for those pre-approved by our board.

Contractual Arrangements

Our Manager’s Investment in the Trust and Registration Rights

Our Manager acquired 2,000,000 shares of trust stock from the company concurrently with the closing of the initial public offering with an aggregate purchase price of $50 million, at a purchase price per share equal to the initial public offering price of $25. Pursuant to the terms of the management services agreement (discussed below), our Manager may sell up to 65% of these shares at any time and may sell the balance at any time from and after December 21, 2007. On April 19, 2005, we issued 433,001 shares of trust stock to our Manager as consideration for the $12.1 million performance fee due for the fiscal quarter ended December 31, 2004. On June 27, 2006, we issued 145,547 shares of trust stock to our Manager upon reinvestment of the $4.1 million performance fee due to our Manager for the fiscal quarter ended March 31, 2006.

We entered into a registration rights agreement with our Manager under which we agreed to file a shelf registration statement under the Securities Act relating to the resale of all the shares owned by our Manager as soon as reasonably possible following December 21, 2005 to cover 30% of our Manager’s initial investment as well as any additional shares purchased by our Manager upon the reinvestment of any of its management fees. In addition, our Manager may also require us to include its shares in future registration statements that we file, subject to cutback at the option of the underwriters of any such offering. On October 16, 2006, we filed a shelf registration statement on Form S-3 with the SEC, which became automatically effective. The shelf registration statement covers resales by our Manager of any shares of trust stock registrable under the registration rights agreement.

Management Services Agreement

At the closing of our initial public offering, we entered into a management services agreement with our Manager, providing for its management of our day-to-day operations and affairs and oversight of the management teams of our operating businesses.

Secondment of our Chief Executive Officer and Chief Financial Officer.  Neither the trust nor the company have any employees. Our Manager has assigned, or seconded, to the company, on a permanent and wholly dedicated basis, two of its employees to assume the offices of chief executive officer and chief financial officer and seconds or makes other personnel available as required. The services performed for the company are provided at our Manager’s cost, including the compensation of seconded personnel.

Management Fees.  We have agreed to pay our Manager a base management fee based primarily on our market capitalization. In addition, to incentivize our Manager to maximize shareholder returns, we have agreed to pay performance fees to our Manager equal to 20% of the outperformance, if any, of quarterly total returns to shareholders compared to a weighted average of two benchmark indices, a U.S. utilities index and a European utilities index, weighted in proportion to our U.S. and non-U.S. equity investments. As a result of the sales during 2006 of our non-U.S. businesses and investments, 100% of the weighting is allocated to U.S. investments. To be eligible for the performance fee, our Manager must deliver total shareholder returns for the quarter that are positive and in excess of any prior underperformance. For the year ended December 31, 2006, base management fees of $14.5 million and performance fees of $4.1 million were payable to our Manager. Our Manager has elected to apply the performance fee to a subscription for shares of trust stock which were issued in June 2006 at a per share price based on a volume weighted average trading price of the trust stock in accordance with the terms of the management services agreement. For the year ended December 31, 2005, base management fees of $9.3 million were payable to our Manager, of which $2.5 million was paid in 2006. For the quarter ended March 31, 2007, our Manager earned a performance fee of $957,000, which it has elected to reinvest in shares of trust stock, which we expect to issue in June. Base management fees for the first quarter of 2007 have not yet been determined.

Our Manager is not entitled to any other compensation and all costs incurred by our Manager including compensation of seconded staff, are paid out of its management fee. However, the company is responsible for other direct costs including, but not limited to, expenses incurred in the administration or management of the company and its subsidiaries and investments, income taxes, audit and legal fees, and acquisitions and dispositions and its compliance with applicable laws and regulations. During the year ended December 31, 2006, our Manager received a tax refund of $377,000 on our behalf and paid out-of-pocket expenses of $360,000 on our behalf. During the quarter ended March 31, 2007, our Manager charged us $57,000 for reimbursement of out-of-pocket expenses.

Appointees to the Board.  Under the terms of the management services agreement and the LLC agreement, for so long as our Manager or any of its affiliates holds a total of 200,000 shares of trust stock (as adjusted to reflect any stock splits or similar recapitalizations), our Manager has the right to appoint one director to the board of directors and an alternate for such appointee and such director, or alternate if applicable, will serve as the chairman of our board. Our Manager’s appointees will not receive any compensation (other than out-of-pocket expenses) and will not have any special voting rights. The appointees of our Manager do not participate in decisions regarding, or vote on, any related party transactions, including those in which any affiliate of our Manager has an interest.

Acquisition Opportunities.  Under the terms of the management services agreement, our Manager has exclusive responsibility for reviewing and making recommendations to the board with respect to acquisition opportunities and dispositions. In the event that an opportunity is not originated by our Manager, our board must seek a recommendation from our Manager prior to making a decision concerning any acquisition or disposition. Our Manager and its affiliates refer to the company’s board of directors any acquisition opportunities in accordance with the U.S. acquisition priorities below that are made available to the IB Funds division of the Macquarie Group unless our chief executive officer determines that such opportunity does not meet our acquisition criteria adopted by the company’s board of directors.

We have first priority ahead of all current and future entities managed by our Manager or by members of the Macquarie Group within the IB Funds division in each of the following infrastructure acquisition opportunities that are within the United States:

Sector

Airport fixed base operations
District energy
Airport parking
User pays assets, contracted assets and regulated assets (as defined below) that represent an investment of greater than AUD 40 million ($32.4 million as of March 31, 2007), subject to the following qualifications:
Roads	The Company has second priority after Macquarie Infrastructure Group, any successor thereto or spin-off managed entity thereof or any one managed entity to which Macquarie Infrastructure Group has transferred a substantial interest in its U.S. Assets; provided that, in the case of such transferee, both Macquarie Infrastructure Group and such entity are co-investing in the proposed investment.
Airport ownership	The Company has second priority after Macquarie Airports (consisting of Macquarie Airports Group and Macquarie Airports), any successor thereto or spin-off managed entity thereof or any one managed entity to which Macquarie Airports has transferred a substantial interest in its U.S. Assets; provided that, in the case of such transferee, both Macquarie Airports and such entity are co-investing in the proposed investment.
Communications	The Company has second priority after Macquarie Communications Infrastructure Group, any successor thereto or spin-off managed entity thereof or any one managed entity to which Macquarie Communications Infrastructure Group has transferred a substantial interest in its U.S. Assets; provided that, in the case of such transferee, both Macquarie Communications Infrastructure Group and such entity are co-investing in the proposed investment.
Regulated assets (including, but not limited to, electricity and gas transmission and distribution and water services)	The company has second priority after Macquarie Essential Assets Partnership, or MEAP, until such time as MEAP has invested a further CAD 45 million ($51.8 million as of March 31, 2007) in the United States. Thereafter, the company will have first priority.

User pays assets mean businesses that are transportation related and derive a majority of their revenues from a per use fee or charge.

Contracted assets mean businesses that derive a majority of their revenues from long-term contracts with other businesses or governments.

Regulated assets mean businesses that are the sole or predominant providers of at least one essential service in their service areas and where the level of revenue earned or charges imposed are regulated by government entities.

The company has first priority ahead of all current and future entities managed by our Manager or any Manager affiliate in all investment opportunities originated by a party other than our Manager or any Manager affiliate where such party offers the opportunity exclusively to the company and not to any other entity managed by our Manager or any Manager affiliate within the IB Funds division of the Macquarie Group.

Preferred Financial Advisor.  Affiliates of the Macquarie Group, including Macquarie Securities (USA) Inc., or Macquarie Securities, have preferred provider status in respect of any financial advisory services to be contracted for by us. We will contract for such services on an arm’s-length basis on market terms upon approval by our audit committee. Any fees payable for such financial advisory services are in addition to fees paid under the management services agreement. Macquarie Securities has been engaged as our financial advisor in connection with a number of pending transactions for which no fees have been paid to date.

Advisory Services from the Macquarie Group

During the year ended December 31, 2006, the Macquarie Group has provided various advisory services to us, and has incurred expenses reimbursable by us, in connection with our acquisitions, dispositions and debt funding, comprising the following (in thousands):

(In thousands)

Acquisition of IMTT — acquisition advisory services from Macquarie Securities	$4,232
Acquisition of The Gas Company
• acquisition advisory services from Macquarie Securities	$3,750
• debt advisory services from Macquarie Securities	$900
Acquisition of Trajen
• acquisition advisory services from Macquarie Securities	$5,260
• debt advisory services from Macquarie Securities	$900
Sale of equity in Macquarie Communications Infrastructure Group — broker services from Macquarie Securities (Australia) Limited	$231
Disposition of interest in South East Water — financial advisory services from MBL (1)	$933
Disposition of our toll road business — financial advisory services from MBL	$867
Airport parking business refinancing — debt advisory services from Macquarie Securities	$1,463
MIC Inc. acquisition credit facility increase — debt advisory services from Macquarie Securities	$575

(1)	We sold our interest in South East Water to a third party on the same terms as, and pursuant to the exercise of drag along rights under the shareholders’ agreement by, MEIF Luxembourg Holdings SA, or MEIF, an affiliate of our Manager, and as a part of a sale by MEIF and the other shareholders of all of their respective interests in South East Water.

During the year ended December 31, 2006, the Macquarie Group charged us an aggregate of $106,000 for reimbursement of out-of-pocket expenses, in relation to work performed on various advisory roles for us.

We expect to pay acquisition and debt advisory fees to Macquarie Securities relating to our previously announced acquisition of Mercury Air Centers, Inc. of approximately $5.5 million and $3.0 million, respectively, assuming a subsequent debt refinancing with substantially the same financial terms as Atlantic’s current debt facility and subject to increases for improved financial terms. We also expect to pay acquisition and debt advisory fees to Macquarie Securities relating to a previously announced pending acquisition of two fixed base operations in our airport services business of approximately $1.3 million and $163,000, respectively, when the acquisition closes. We have and will continue to enter into other financial advisory arrangements with Macquarie Securities or other members of the Macquarie group from time to time in connection with contemplated and future debt and equity transactions.

Debt Facilities and Derivative Instruments

MIC Inc. Acquisition Credit Facility

On May 9, 2006, we amended our acquisition credit facility, originally entered into on November 11, 2005, pursuant to which the commitments under the acquisition credit facility were increased to provide for a $300 million revolving credit facility and a term loan of $180 million through March 31, 2008. The term loan portion of the acquisition credit facility was used to partially fund the acquisition of Trajen, and the revolving credit facility portion was used to partially fund the acquisitions of IMTT and The Gas Company. We repaid our acquisition facility in full with the proceeds from the sale of our interests in South East Water and Macquarie Communications Infrastructure Group and our 2006 equity offering discussed below under “— Equity Offering.” The term loan portion may not be reborrowed. MBL is a lender under the acquisition credit facility with an aggregate commitment thereunder of $100.0 million. In April 2007, MBL assigned to a third party all of its rights and obligations under the agreement related to $50.0 million of its aggregate commitment. Amounts relating MBL’s portion of this loan for the year ended December 31, 2006 comprise the following (in thousands):

Portion of loan outstanding from MBL, as at December 31, 2006	—
Largest aggregate principal amount outstanding from MBL during 2006	$100,000
Principal paid to MBL during 2006	$100,000
Interest expense on MBL portion of loan	$3,540
Fees paid to MBL for the increase in facility	$250

Airport Services Business

On June 28, 2006, our airport services business entered into an agreement to expand its existing $300 million term loan to $480 million, of which MBL provided $40 million in additional term loan borrowing. Amounts relating to the portion of the loan from MBL comprise the following (in thousands):

Portion of loan outstanding from MBL, as at December 31, 2006	$50,000
Largest aggregate principal amount outstanding from MBL during 2006	$60,000
Principal paid to MBL during 2006	$—
Interest expense on MBL portion of loan	$3,164
Financing fee to MBL	$307

In 2006, Macquarie Bank Limited assigned $25 million of its loan balance to an unaffiliated third party and, subsequently, increased its loan balance by $15 million in connection with our acquisition of Trajen, resulting in an aggregate loan balance of $50 million at the end of 2006. In February 2007, we entered into an amendment to expand the size of the facility by $32.5 million, committed by unaffiliated lenders, which will be used to fund the acquisition of two additional FBOs.

Derivative Instruments

Our airport services business has swaps in place hedging 100% of the $512.5 million principal amount of its debt facility. MBL is providing interest rate swaps with a notional amount of $313.3 million ($280.8 million as of December 31, 2007) for the airport services business’ long-term debt. MBL made payments to the airport services business of $802,000 for the year ended December 31, 2006 and $189,000 for the first quarter of 2007. In January 2007, the airport services business paid MBL $40,000.

Our gas production and distribution business has swaps in place hedging $160 million of the principal amount of its debt facilities. MBL is providing interest rate swaps with a notional amount of $48.0 million for this debt and made payments to the gas production and distribution business of $83,000 for the year ended December 31, 2006 and $63,000 for the first quarter of 2007.

We entered into foreign-exchange related derivative instruments with Macquarie Bank Limited to manage our exchange rate exposure on our cash flows from our non-U.S. investments, including cash flows from the dispositions of non-U.S. investments. During the year ended December 31, 2006, we paid £2.4 million and $124.1 million to MBL and received $4.4 million and £65.6 million which closed out four foreign currency forward contracts relating to our interest in South East Water. During 2006, we also paid £26.1 million to MBL and received $49.2 million which closed out three foreign currency forward contracts relating to our toll road business in the UK. During the same period, we paid AUD $50.5 million to MBL and received $38.4 million which closed out two foreign currency forward contracts between the parties related to our interest in Macquarie Communications Infrastructure Group. As of December 31, 2006, each of these contracts had terminated.

Equity Offering

In the fourth quarter of 2006, we completed an underwritten public offering of 10,350,000 shares of trust stock pursuant to our existing shelf registration statement. Macquarie Securities acted as an underwriter in the equity offering, and received underwriting discounts of approximately $482,000 in connection with its acting as underwriter.

Other Related Party Transactions

The Company was reimbursed by MSUSA for 50% of all due diligence costs incurred in relation to an acquisition that was not completed. The amount reimbursed for the year ended December 31, 2006 was $461,000. In addition, the Company reimbursed an affiliate of MBL $1,600 for out-of-pocket expenses incurred in relation to the same acquisition.

The Company paid €6,600 ($8,700 as of December 31, 2006) to affiliates of MBL for professional services and rent expense for premises in Luxembourg in connection with our Luxembourg domiciled subsidiary.

The Company and its airport services and airport parking businesses pay fees for employee consulting services to the Detroit and Canada Tunnel Corporation, which is owned by an entity managed by the Macquarie Group. Fees paid for 2006 were $19,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the Securities and Exchange Commission. As a practical matter, we assist our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. In 2006, the following transactions, were not timely reported:

•	Grants of restricted stock units in May 2006 to Messrs. Brown, Webb and Carmany,

•	An open market purchase of shares of trust stock by Mr. Roberts in June 2006,

•	Grants of interests in the Macquarie DPS Plan to Mr. Stokes in July 2006 that were notionally invested in shares of trust stock and

•	An open market purchase of shares of trust stock by Macquarie Bank Limited in August 2006 to hedge certain potential payment obligations under its DPS Plan.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

To be considered for inclusion in our proxy statement for the 2008 Annual Meeting of Shareholders, shareholder proposals must be received by the company no later than January 23, 2008 and no earlier than December 24, 2007. In order to be included in company-sponsored proxy materials, shareholder proposals will need to comply with Rule 14a-8 promulgated under the Exchange Act. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to shareholders. No other business (other than matters included in our proxy statement in accordance with Rule 14a-8) may be presented for action at the annual meeting unless a shareholder gives timely notice of the proposal in writing to the Secretary. To be timely, a shareholder’s notice is required to be delivered to the Secretary not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Shareholder proposals should be sent to Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019, United States of America, Attention: General Counsel and Secretary.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, are available to shareholders free of charge on our website at www.macquarie.com/mic under the caption “Investor Center — SEC Filings” or by writing to us at 125 West 55th Street, New York, New York 10019, United States of America, Attention: Investor Relations.

OTHER MATTERS

We know of no other business that will be brought before the Annual Meeting. If any other matter or any proposal should be properly presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment.

MACQUARIE INFRASTRUCTURE COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2007.
The undersigned hereby appoints Peter Stokes and Frank Joyce, and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of trust stock of Macquarie Infrastructure Company Trust that the undersigned is entitled in any capacity to vote if personally present at the 2007 Annual Meeting of Shareholders to be held on May 24, 2007, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the board of directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.
PLEASE RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT.
THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF MACQUARIE INFRASTRUCTURE COMPANY LLC.
MACQUARIE INFRASTRUCTURE COMPANY
P.O. Box 11209
New York, N.Y. 10203-0209
     (Continued and to be dated and signed on reverse side.)

DETACH PROXY CARD HERE

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (X) in Black or Blue Ink
Macquarie Infrastructure Company LLC’s Board of Directors Recommends a Vote “FOR” Proposals 1 and 2, below.

1.	To elect as directors all nominees listed (except as marked to the contrary below):			2.	To ratify the appointment of KPMG LLP as independent auditor:
	FOR ☐	WITHHOLD ☐	FOR ALL EXCEPT ☐		FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees: 01 Norman H. Brown, Jr., 02 George W. Carmany, III, 03 William H. Webb

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” box and strike a line through the nominee’s name. Your shares will be voted for the remaining nominee(s).

					To change your address, please mark this box. ☐

					To include any comments, please mark this box. ☐

					SCAN LINE

					Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s title.

Date Signature	Co-Owner (if any) Signature